Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

COUNTY BANCORP, INC.,

COUNTY ACQUISITION LLC

AND

FOX RIVER VALLEY BANCORP, INC.

NOVEMBER 19, 2015

i

Company Disclosure Schedules

Section 3.1	Company Organization
Section 3.2	Company Subsidiary Organization
Section 3.4	No Conflict
Section 3.5(b)	Company Capitalization
Section 3.6	Company Subsidiary Capitalization
Section 3.7	Financial Statements and Reports
Section 3.8	Books and Records
Section 3.9	Properties
Section 3.10	Loans; Loan Loss Reserve
Section 3.11	Taxes
Section 3.12	Employee Benefits
Section 3.14	Legal Proceedings; Orders
Section 3.15	Absence of Certain Changes and Events
Section 3.16	Material Contracts
Section 3.18	Insurance
Section 3.19	Compliance with Environmental Laws
Section 3.20	Transactions with Affiliates
Section 3.22	Approval Delays
Section 3.25	Investments
Section 3.26	Trust Preferred Securities

Acquiror Disclosure Schedules

Section 4.2	Merger Sub Organization
Section 4.13	Consents and Approvals
Section 7.5	Employees and Employee Benefits

Exhibits

Exhibit A	Form of Voting and Support Agreement
Exhibit B	Form of Non-Competition Agreement
Exhibit C	Form of Opinion of Company Counsel

INDEX OF DEFINED TERMS

Acquiror	1
Acquiror Articles of Incorporation	54
Acquiror Bank	54
Acquiror Benefit Plan	54
Acquiror Board	54
Acquiror Bylaws	54
Acquiror Capital Stock	54
Acquiror Capitalization Date	26
Acquiror Common Stock	4
Acquiror Common Stock Price	4
Acquiror Disclosure Schedules	61
Acquiror ERISA Affiliate	55
Acquiror Financial Statements	27
Acquiror Market Value	55
Acquiror Material Contract	55
Acquiror Preferred Stock	26
Acquiror SEC Reports	55
Acquisition Transaction	55
Adjusted Tangible Equity	46
Adverse Recommendation	35
Affiliate	55
Aggregate Share Amount	4
Agreement	1
Audit Expenses	55
Bank	55
Bank Merger	55
Borrowing Affiliate	32
Business Day	55
Cash Election	5
Cash Election Shares	6
Closing	2
Closing Balance Sheet	46
Closing Date	2
Code	56
Combination Election	5
Company	1
Company Articles of Incorporation	56
Company Benefit Plan	56
Company Board	56
Company Bylaws	56
Company Capitalization Date	11
Company Common Stock	56
Company Disclosure Schedules	61
Company Employees	33
Company ERISA Affiliate	56

v

Company Financial Statements	12
Company Loans	13
Company Material Contract	20
Company Preferred Stock	11
Company Shareholder Approval	56
Company Shareholders’ Meeting	35
Company Stock Certificate	4
Company Termination Fee	50
Confidentiality Agreement	31
Contemplated Transactions	56
Contract	56
Control, Controlling or Controlled	57
Conversion Fund	8
Covered Employees	42
CRA	57
Determination Date	57
Dissenting Shares	9
DOL	57
Effective Time	2
Election Deadline	6
Election Form	5
Environment	57
Environmental Laws	57
Environmental Report	37
Equity Based Awards	57
ERISA	57
Exchange Act	57
Exchange Agent	6
FDIC	57
Federal Reserve	57
Fill Option	49
Final Index Price	57
Final Price	57
First Trigger Fill	58
GAAP	58
Hazardous Materials	58
Immediate Family Member	58
Indemnified Party	39
Index	58
Initial Index Price	58
Initial Price	58
Intangible Assets	58
Investment Securities	24
IRS	58
IRS Guidelines	44
Knowledge	58

Legal Requirement	58
Letter of Transmittal	8
Material Adverse Effect	58
Maximum Cash Election Number	5
Maximum Stock Election Number	6
Merger	1
Merger Consideration	4
Merger Sub	1
Minimum Adjusted Tangible Equity	46
NASDAQ Rules	59
New Plans	43
Nominees	5
Old Plans	43
Order	59
Ordinary Course of Business	59
OREO	59
Outstanding Company Shares	59
PBGC	59
Per Share Cash Consideration	4
Per Share Merger Consideration	4
Per Share Stock Consideration	4
Permitted Exceptions	13
Person	59
Phase I Report	37
Phase II Report	37
Previously Disclosed	62
Proceeding	59
Proxy Statement	59
Regulatory Authority	60
Remediation Cost	38
Representative	60
Requisite Regulatory Approvals	60
Schedules	62
SEC	60
Second Trigger Fill	60
Second Trigger Price	60
Securities Act	60
Stock Election	5
Stock Election Shares	6
Subsidiary	60
Superior Proposal	60
Supplemental Indenture	45
Surviving Entity	1
Tax	60
Tax Return	60
Termination Date	49

Total Payments	40
Transaction Expenses	46
Transition Date	61
TRUPS Assumption	1
Trust	61
Trust Debentures	1
Trust Preferred Securities	1
U.S.	61
Unsolicited Proposal	61
WBCL	61
Wisconsin Articles of Merger	2

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (together with all exhibits and schedules, this “Agreement”) is entered into as of November 19, 2015, by and among County Bancorp, Inc., a Wisconsin corporation (“Acquiror”), County Acquisition LLC, a Wisconsin limited liability company and wholly-owned subsidiary of Acquiror (“Merger Sub”), and Fox River Valley Bancorp, Inc., a Wisconsin corporation (the “Company”).

RECITALS

A. The parties to this Agreement desire to effect a merger of the Company with and into Merger Sub (the “Merger”) in accordance with this Agreement and the applicable provisions of the WBCL, with Merger Sub as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Entity”).

B. The respective boards of directors of the Company and Acquiror, and the sole member of Merger Sub, have approved the Merger upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the WBCL, approved and declared the advisability of this Agreement and have determined that consummation of the Merger in accordance with the terms of this Agreement is in the best interests of their respective companies and shareholders (or member, in the case of Merger Sub).

C. The Company wishes to transfer to Acquiror, and Acquiror wishes to assume, upon the terms and conditions set forth herein: (i) certain assets and certain liabilities related to the trust preferred securities (the “Trust Preferred Securities”) issued by the Trust; and (ii) the obligations of the Company pursuant to the subordinated notes issued by the Company to the Trust (such obligations, the “Trust Debentures” and such transfer and assumption as described in clauses (i) and (ii), the “TRUPS Assumption”).

D. The parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also agree to certain prescribed conditions to the Merger and other transactions.

AGREEMENTS

In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

ARTICLE 1

THE MERGER

Section 1.1 The Merger. Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the WBCL, at the Effective Time, the Company shall be merged with and into Merger Sub pursuant to the provisions of, and with the effects provided in, the WBCL, the separate corporate existence of the Company shall cease and Merger Sub will be the Surviving Entity.

Section 1.2 Effective Time; Closing.

(a) Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur through the mail or at a place that is mutually acceptable to Acquiror and the Company, or if they fail to agree, at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, located at 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, at 10:00 a.m., local time, on the date that is within ten (10) Business Days after the satisfaction or waiver (subject to applicable Legal Requirements) of the latest to occur of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and place as Acquiror and the Company may agree in writing (the “Closing Date”). Subject to the provisions of Article 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b) The parties hereto agree to file on the Closing Date articles of merger with the State of Wisconsin Department of Financial Institutions Division of Corporate & Consumer Services (the “Wisconsin Articles of Merger”), executed in accordance with applicable Legal Requirements. The Merger shall become effective as of the date and time to be agreed upon by the parties and specified in the Wisconsin Articles of Merger (the “Effective Time”).

Section 1.3 Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Wisconsin Articles of Merger, and the applicable provisions of the WBCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Entity, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Entity.

Section 1.4 Organizational Documents of the Surviving Entity. The articles of organization and operating agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of organization and operating agreement of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements.

Section 1.5 Manager of the Surviving Entity. The manager of Merger Sub immediately prior to the Effective Time shall be the manager of the Surviving Entity.

Section 1.6 Bank Merger. The parties will cooperate and use their reasonable best efforts to effect the Bank Merger at a time to be determined following the Merger. At the effective time of the Bank Merger, the separate corporate existence of the Bank will terminate. Acquiror Bank will be the surviving bank and will continue its corporate existence under applicable Legal Requirements. The Bank Merger shall be accomplished pursuant to a merger agreement containing such terms and conditions as are ordinary and customary for affiliated bank merger transactions of such type. The parties will cooperate and use their reasonable best efforts, at Acquiror’s sole expense, to ensure that, in connection with the Bank Merger, any OREO held by the Bank or a Subsidiary of the Bank shall transfer directly to ABS 1, LLC, a wholly-owned subsidiary of Acquiror Bank.

Section 1.7 Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Acquiror nor the Company by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

Section 1.8 TRUPS Assumption. As of the Effective Time and upon the terms and conditions set forth herein: (a) the Company will sell, assign, transfer, convey and deliver to Acquiror, and Acquiror will acquire from the Company, all of the rights, title and interests of Company in the Trust, including the common securities of the Trust, free and clear of any security interest, lien, encumbrance or other charge and all records associated therewith; (b) Acquiror will assume and discharge all of the Company’s covenants, agreements and obligations under and relating to the Trust Preferred Securities and the Trust Debentures, including the due and punctual payment of interest on all of the Trust Debentures; and (c) Acquiror will cause the Trust to discharge its obligations with respect to the Trust Preferred Securities arising after the Effective Time in accordance with the terms and conditions of the agreements related to the Trust Preferred Securities and the TRUPS Assumption.

Section 1.9 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the parties may mutually agree to change the method of effecting the Contemplated Transactions if and to the extent that it deems such a change to be desirable; provided, that: (a) any such change shall not affect the U.S. federal income tax consequences of the Merger to holders of Company Common Stock; and (b) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as consideration in the Merger or (ii) materially impede or delay consummation of the Merger. If the parties agree to make such a change, they shall execute appropriate documents to reflect the change.

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGER

Section 2.1 Merger Consideration; Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holder of any of the following securities:

(a) Each membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall thereafter represent one membership interest of the Surviving Entity.

(b) Each Outstanding Company Share (other than an Outstanding Company Share to be cancelled and retired pursuant to Section 2.1(c) and Dissenting Shares) shall be converted into the right to receive the Per Share Merger Consideration and thereupon shall no longer be outstanding and shall automatically be cancelled and shall cease to exist. Each certificate previously evidencing any Outstanding Company Share (a “Company Stock Certificate”) (other than shares cancelled and retired pursuant to Section 2.1(c) and Dissenting Shares) shall thereafter represent only the right to receive, upon surrender of such certificate in accordance with Section 2.5, the Per Share Merger Consideration. The holders of Company Stock Certificates shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by law.

(c) Each share of Company Common Stock held as treasury stock or otherwise held by the Company or the Bank (other than in a fiduciary or secured party capacity), if any, immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no Per Share Merger Consideration shall be exchanged therefor.

(d) The aggregate consideration to be paid in the Merger (the “Merger Consideration”) shall be $28,900,000, as adjusted pursuant to Section 8.15(b). The Merger Consideration is intended to be paid fifty percent (50%) in cash and fifty percent (50%) in shares of Acquiror Common Stock.

(e) “Per Share Merger Consideration” shall mean one of the following:

(i) an amount of cash equal to the quotient obtained by dividing (A) $28,900,000 by (B) the number of Outstanding Company Shares (the “Per Share Cash Consideration”);

(ii) a number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (A) the Aggregate Share Amount (as defined below) by (B) the number of Outstanding Company Shares (the “Per Share Stock Consideration”); or

(iii) a combination of the Per Share Cash Consideration and the Per Share Stock Consideration determined in accordance with Section 2.2(a).

(iv) The “Aggregate Share Amount” shall be determined as follows:

(A) If the volume weighted average closing price of a share of common stock, par value $0.01 per share, of Acquiror (“Acquiror Common Stock”) as reported on the NASDAQ Global Market for each of the ten (10) trading days ending on the second (2nd) trading day preceding the Closing Date (the “Acquiror Common Stock Price”) is at least $15.83 and no more than $21.41, the Aggregate Share Amount shall be the number of shares of Acquiror Common Stock equal to the quotient (rounded up to the nearest whole share) obtained by dividing (I) the Merger Consideration by (II) the Acquiror Common Stock Price;

(B) If the Acquiror Common Stock Price is less than $15.83, the Aggregate Share Amount shall be 1,825,648 shares of Acquiror Common Stock (the Merger Consideration divided by $15.83); and

(C) If the Acquiror Common Stock Price is greater than $21.41, the Aggregate Share Amount shall be 1,349,837 shares of Acquiror Common Stock (the Merger Consideration divided by $21.41).

(f) If, between the date of this Agreement and the Effective Time, shares of Acquiror Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereof shall be declared with a record date within such period, then the number of shares of Acquiror Common Stock issued to holders of Company Common Stock at the Effective Time pursuant to this Agreement will be appropriately and proportionally adjusted so that the number of such shares of Acquiror Common Stock (or such class of shares into which shares of Acquiror Common Stock have been changed) that will be issued in exchange for the shares of Company Common Stock will equal in number of such shares that the holders of Company Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares, readjustment or stock dividend had the record date therefore had been immediately following the Effective Time.

(g) Notwithstanding the foregoing, the Merger Consideration is subject to adjustment pursuant to Section 8.15(b). In the event that the Closing Balance Sheet has Adjusted Tangible Equity for the Company that is less than the Minimum Adjusted Tangible Equity applicable to the Company, the Merger Consideration shall be reduced dollar-for-dollar by an amount equal to the amount of such shortfall. Any such reduction shall be allocated equally to the cash and stock portions of the Merger Consideration.

Section 2.2 Election Procedures.

(a) Subject to the proration and redesignation procedures set forth in Section 2.3 below, each holder of record of shares of Company Common Stock (excluding shares to be canceled pursuant to Section 2.1(c) and Dissenting Shares) will be entitled to elect to receive for each such share (i) the Per Share Cash Consideration (a “Cash Election”); (ii) the Per Share Stock Consideration (a “Stock Election”); or (iii) fifty percent (50%) of the Per Share Cash Consideration and fifty percent (50%) of the Per Share Stock Consideration (a “Combination Election”). All such elections shall be made on a form designed for that purpose prepared by the Company and acceptable to Acquiror (an “Election Form”). Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities (“Nominees”) may submit multiple Election Forms, provided that such Nominee certifies that each such Election Form covers all the shares of Company Common Stock held by each such Nominee for a particular beneficial owner.

(b) The maximum number of shares of Company Common Stock to be converted into the right to receive Per Share Cash Consideration for such shares, consisting of (i) those shares subject to Cash Elections and (ii) those shares subject to the cash portion of Combination Elections shall be fifty percent (50%) of the number of Outstanding Company Shares (excluding shares to be canceled and retired pursuant to Section 2.1(c) and Dissenting Shares) (the “Maximum Cash Election Number”). The maximum number of shares of Company Common Stock to be converted into the right to receive Per Share Stock Consideration for such shares, consisting of (i) those shares subject to Stock Elections and (ii) those shares subject to the stock portion of Combination Elections, shall be fifty percent (50%) of the number of Outstanding Company Shares (excluding shares to be canceled and retired pursuant to Section 2.1(c) and Dissenting Shares) (the “Maximum Stock Election Number”). Notwithstanding the foregoing, the percentages used in the preceding definitions are subject to waiver or modification pursuant to Section 2.3(d).

(c) The Election Form shall be mailed with the proxy statement/prospectus to all holders of record of shares of Company Common Stock as of the record date of the Company Shareholders’ Meeting. Thereafter, the Company and Acquiror shall each use its reasonable and diligent efforts to mail or make available the Election Form to all persons who become holders of shares of Company Common Stock during the period between the record date for the Company Shareholders’ Meeting and 5:00 p.m., central time, on the date ten (10) Business Days prior to the anticipated Effective Time. To be effective, an Election Form must be received by Computershare Trust Company, N.A., Acquiror’s exchange agent (the “Exchange Agent”), on or before 5:00 p.m., central time, on the fifth (5th) Business Day prior to the Effective Time (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. All elections will be irrevocable.

(d) Any Election Form received by the Exchange Agent after the Election Deadline shall be deemed to be a Combination Election and any holder of Company Common Stock not returning an Election Form to the Exchange Agent shall be deemed to have made a Combination Election. In addition, if the Exchange Agent shall have determined that any purported Stock Election or Cash Election was not properly made, such purported Stock Election or Cash Election shall be deemed to be of no force and effect and the holder of shares of Company Common Stock making such purported Stock Election or Cash Election shall for all purposes hereof be deemed to have made a Combination Election.

Section 2.3 Proration and Redesignation Procedures.

(a) All shares of Company Common Stock which are subject to Cash Elections, and that portion of shares of Company Common Stock which are subject to Combination Elections and would, but for the application of this Section 2.3, be converted into Per Share Cash Consideration, are referred to herein as “Cash Election Shares.” All shares of Company Common Stock which are subject to Stock Elections, and that portion of shares of Company Common Stock which are subject to Combination Elections and would, but for the application of this Section 2.3, be converted into Per Share Stock Consideration, are referred to herein as “Stock Election Shares.”

(b) If, after the results of the Election Forms are calculated, the number of shares of Company Common Stock to be converted into shares of Acquiror Common Stock exceeds the Maximum Stock Election Number, Acquiror shall cause the Exchange Agent to determine the number of Stock Election Shares which must be redesignated as Cash Election Shares in order to reduce the number of such shares to the Maximum Stock Election Number. All holders who have Stock Election Shares shall, on a pro rata basis, have such number of their Stock Election Shares redesignated as Cash Election Shares so that the Maximum Stock Election Number is achieved.

(c) If, after the results of the Election Forms are calculated, the number of shares of Company Common Stock to be converted into cash exceeds the Maximum Cash Election Number, Acquiror shall cause the Exchange Agent to determine the number of Cash Election Shares which must be redesignated as Stock Election Shares in order to reduce the amount of such cash to the Maximum Cash Election Number. All holders who have Cash Election Shares shall, on a pro rata basis, have such number of their Cash Election Shares redesignated as Stock Election Shares so that the Maximum Cash Election Number is achieved.

(d) Notwithstanding the foregoing, Acquiror may, in its sole discretion, taking into account the actual results of the election process described in Section 2.2, direct at any time prior to the Effective Time that the redesignation procedures provided in this Section 2.3 be waived in whole or in part. In such event, the percentage limits specified in Section 2.2(b) for the Maximum Cash Election Number and the Maximum Stock Election Number, respectively, shall be disregarded and the procedures provided for in clause (b) or (c) above shall be applied substituting such percentage limits as Acquiror shall designate between the percentage limits specified in Section 2.2(b) and the percentages reflected in the actual results of such election process; provided, however, that such actions would not adversely affect the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(e) After the redesignation procedures, if any, required by this Section 2.3 are completed, each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration, and each Stock Election Share shall be converted into the right to receive the Per Share Stock Consideration. Company Stock Certificates shall be exchanged, as applicable, for (i) certificates evidencing the Per Share Stock Consideration, or (ii) the Per Share Cash Consideration, multiplied in each case by the number of shares previously evidenced by the canceled Company Stock Certificate, upon the surrender of such certificates in accordance with the provisions of Section 2.5, without interest.

Section 2.4 No Fractional Shares. Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Acquiror Common Stock shall be issued as Per Share Stock Consideration in the Merger. Each holder of shares of Company Common Stock who would otherwise be entitled to receive a fractional share of Acquiror Common Stock pursuant to this Article 2 shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Acquiror Common Stock Price by the fractional share of Acquiror Common Stock to which such former holder would otherwise be entitled.

Section 2.5 Exchange of Certificates.

(a) At or prior to the Effective Time, Acquiror shall authorize the issuance of and shall make available to the Exchange Agent for the benefit of the holders of Company Stock Certificates for exchange in accordance with this Article 2: (i) a sufficient number of shares of Acquiror Common Stock for payment of the aggregate Per Share Stock Consideration;

(ii) sufficient cash for payment of the aggregate Per Share Cash Consideration; and (iii) sufficient cash for payment of cash in lieu of any fractional shares of Acquiror Common Stock in accordance with Section 2.4. Such amount of cash and shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this Article 2 as the “Conversion Fund.” Acquiror shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

(b) Within five (5) Business Days after the Closing Date, Acquiror shall cause the Exchange Agent to mail to each holder of record of one or more Company Stock Certificates a letter of transmittal (“Letter of Transmittal”), in a form to be agreed by the parties, which specifies, among other things, that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the surrender of the Company Stock Certificates pursuant to this Agreement.

(c) Upon proper surrender of a Company Stock Certificate for exchange to the Exchange Agent, together with a properly completed Letter of Transmittal, duly executed, the holder of such Company Stock Certificate shall be entitled to promptly receive in exchange therefor his, her or its portion of the Merger Consideration deliverable in respect of the shares of Company Common Stock represented by such Company Stock Certificate; thereupon such Company Stock Certificate shall forthwith be cancelled. No interest will be paid or accrued on the Per Share Merger Consideration deliverable upon surrender of a Company Stock Certificate.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.

(e) No dividends or other distributions declared with respect to Acquiror Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder thereof shall surrender such Company Stock Certificate in accordance with this Article 2 promptly after the surrender of a Company Stock Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate were converted at the Effective Time pursuant to Section 2.1(b). No holder of an unsurrendered Company Stock Certificate shall be entitled, until the surrender of such Company Stock Certificate, to vote the shares of Acquiror Common Stock into which such holder’s Company Common Stock shall have been converted.

(f) Any portion of the Conversion Fund that remains unclaimed by the shareholders of the Company twelve (12) months after the Effective Time shall be paid to the Surviving Entity, or its successors in interest. Any shareholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Entity, or its successors in interest, for the issuance of the Per Share Stock Consideration, the payment of the Per Share Cash Consideration and the payment of cash in lieu of any fractional shares deliverable in respect of such shareholders’ shares of Company Common Stock, as well as any accrued and unpaid dividends or distributions on such Per Share Stock Consideration. Notwithstanding the foregoing, none of Acquiror, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity in its reasonable judgment, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this Article 2, the Per Share Merger Consideration and cash in lieu of any fractional shares deliverable in respect thereof pursuant to this Agreement.

Section 2.6 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Dissenting Shares pursuant to, and who complies in all respects with, Sections 180.1301 through 180.1331 of the WBCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1 and the holders of such Dissenting Shares shall be entitled only to such rights as may be granted to such holders pursuant to the WBCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Sections 180.1301 through 180.1331 of the WBCL, then such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration as provided in this Article 2.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as Previously Disclosed and except as set forth in the specific Schedule relating to each specific and corresponding Section or Subsection below, the Company hereby represents and warrants to Acquiror as of the date of this Agreement and as of the Closing Date as follows:

Section 3.1 Company Organization. The Company: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Company; (b) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The Company has delivered or made available to Acquiror copies of the Company Articles of Incorporation and Company Bylaws and all amendments thereto, each of which are true, complete and correct, and in full force and effect as of the date of this Agreement. The Company has no Subsidiaries other than the Bank and the Trust.

Section 3.2 Company Subsidiary Organization. The Bank is a Wisconsin state chartered bank duly organized, validly existing and in good standing under the laws of Wisconsin. The Bank has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Bank. The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund as permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Company has delivered or made available to Acquiror copies of the charter and bylaws of the Bank and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement.

Section 3.3 Authorization; Enforceability. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Company Shareholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 3.4 No Conflict. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or charter (or similar organizational documents) or bylaws, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors or shareholders of, the Company or any of its Subsidiaries; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals and except for the exercise by any dissenting shareholder of the Company of such shareholder’s rights under the WBCL; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Company Material Contract; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Company or its Subsidiaries. Except for the Requisite Regulatory Approvals and the Company Shareholder Approval, neither the Company nor any of its Subsidiaries is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 3.5 Company Capitalization.

(a) The authorized capital stock of the Company currently consists exclusively of 5,000,000 shares of Company Common Stock, of which, as of September 30, 2015 (the “Company Capitalization Date”), 1,633,862 shares were issued and outstanding; and (ii) 1,000,000 shares of the Company’s preferred stock, $1.00 par value per share (“Company Preferred Stock”), of which no shares were designated and outstanding as of the Company Capitalization Date. The Company does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of the Company on any matter. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(b) No Equity-Based Awards were outstanding as of the Company Capitalization Date. Since the Company Capitalization Date through the date hereof, the Company has not: (i) issued or repurchased any shares of Company Common Stock or Company Preferred Stock or other equity securities of the Company; or (ii) issued or awarded any Equity-Based Awards. From the Company Capitalization Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards; (B) with respect to executive officers of the Company or its Subsidiaries, entered into or amended any employment, severance, change in control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code); or (C) adopted or materially amended any Company Benefit Plan.

(c) None of the shares of Company Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. Except as set forth in Section 3.5(c) of the Company Disclosure Schedules, as of the date of this Agreement there are: (i) no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the Company or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries; and (ii) no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries. Except as permitted by this Agreement, since the Company Capitalization Date, no shares of Company Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of the Company or any of its Subsidiaries have been declared, set aside, made or paid to the shareholders of the Company. The Company does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.6 Company Subsidiary Capitalization. All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid and nonassessable (except as provided in Section 220.07 of the Wisconsin Statutes). No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of the Company owns or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.7 Financial Statements and Reports; Regulatory Filings.

(a) True and complete copies of the following financial statements (collectively, the “Company Financial Statements”) have been made available to Acquiror: (i) the unaudited consolidated balance sheets of Company and its Subsidiaries as of December 31, 2013 and 2014, and the related statements of income and changes in shareholders’ equity; and (ii) the unaudited consolidated interim balance sheet of Company and its Subsidiaries as of September 30, 2015 and the related statement of income and changes in shareholders’ equity and cash flows for the nine (9)-month period then ended.

(b) To the Knowledge of the Company, the Company Financial Statements have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. The Company Financial Statements are complete and correct in all material respects and fairly present the respective financial position, assets, liabilities and results of operations of the Company and its Subsidiaries at the respective dates of and for the periods referred to in the Company Financial Statements, subject to normal, recurring year-end adjustments. The Company Financial Statements do not include any assets or omit to state any liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Company Financial Statements misleading in any material respect as of the respective dates thereof and for the periods referred to therein. The books, records and accounts of the Company and each of its Subsidiaries fairly reflect, in reasonable detail, all transactions and all items of income and expense, assets and liabilities and accruals relating to the Company and each of its Subsidiaries, as applicable.

(c) The Company and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2013, with all applicable federal or state securities or banking authorities. Such forms, reports and documents: (i) complied as to form with applicable material Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

Section 3.8 Books and Records. The books of account, minute books, stock record books and other records of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the Company’s business practices and all applicable material Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of the Company and each of its Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective shareholders, boards of directors and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of the Company and its Subsidiaries.

Section 3.9 Properties. Except for real or personal property that the Bank owns as OREO (as to which the Company makes no representations or warranties), the Company and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent Company Financial Statements; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the Company Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; (d) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; and (e) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (collectively, the “Permitted Exceptions”). The Company and each of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of the Company, the lessor. Except for buildings and structures that the Bank owns as OREO (as to which the Company makes no representations or warranties), all buildings and structures owned by the Company and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 3.10 Loans; Loan Loss Reserve.

(a) Each loan, loan agreement, note, lease or other borrowing agreement by the Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Company Loans”) reflected as an asset on any of the Company Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of the Company, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.

(b) All Company Loans originated or purchased by the Bank were made or purchased in all material respects in accordance with the policies of the board of directors of the Bank and in the Ordinary Course of Business of the Bank. The Bank’s ownership interest in all Company Loans is free and clear of any security interest, lien, encumbrance or other charge, and the Bank has complied in all material respects with all Legal Requirements relating to such Company Loans.

(c) The Bank is not a party to any Company Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or to the Knowledge of the Company in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by the Bank; (iii) that has been listed on any “watch list” or similar internal report of the Bank; (iv) that has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Company Loan; or (v) with respect to which the Bank is aware of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Company Loan or by any obligor of such Company Loan.

(d) The Bank’s allowance for loan and lease losses reflected in the Company Financial Statements (including footnotes thereto) was determined and calculated on the basis of the Bank’s quarterly review and evaluation of the portfolio of Company Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with the Bank’s internal policies, and, in the reasonable judgment of the Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible losses, net of recoveries relating to Company Loans previously charged-off, on outstanding Company Loans.

(e) To the Knowledge of the Company: (i) none of the Company Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the Bank’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off, provided, however, nothing contained in this Agreement shall be construed as a guarantee by the Company or the Bank of the enforceability of any Company Loan, the sufficiency of the value of any collateral pledged to secure such Company Loan, or the value or condition of any OREO.

Section 3.11 Taxes.

(a) The Company and each of its Subsidiaries have duly and timely filed all Tax Returns required to be filed by them on or before the Closing Date for all taxable or reporting periods ending on or before the Closing Date, and each such Tax Return is true, correct and complete in all material respects. The Company and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by the Company and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

(b) There is no claim or assessment pending or, to the Knowledge of the Company, threatened against the Company and its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by the Company and each of its Subsidiaries is presently being conducted or, to the Knowledge of the Company, threatened by any Regulatory Authority. Neither the Company nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Company’s or its Subsidiaries’ assets. Neither the Company nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect. None of the Company or any of its Subsidiaries is a party to a tax sharing, tax allocation or similar agreement.

(c) The Company and each of its Subsidiaries have delivered or made available to Acquiror true, correct and complete copies of all Tax Returns relating to income taxes and franchise taxes owed by the Company and its Subsidiaries with respect to the last two (2) fiscal years.

(d) To the Knowledge of the Company, the Company and each of its Subsidiaries have not: (i) engaged in or been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2); (ii) failed to properly report any “reportable transaction” within the meaning as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b); or engaged in any transaction that could affect the Tax liability for any Tax Returns not closed by applicable statute of limitations which a “significant purpose of such transaction was the avoidance or evasion of U.S. federal income tax” for purposes of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

Section 3.12 Employee Benefits.

(a) Section 3.12(a) of the Company Disclosure Schedules includes a complete and correct list of each Company Benefit Plan. The Company has delivered to Acquiror true and complete copies of the following with respect to each Company Benefit Plan: (i) copies of each Company Benefit Plan, and all related plan descriptions; (ii) the last three (3) years’ annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iii) other material plan documents, including:

(i) all contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors;

(ii) all notices and other communications that were given by the Company, any Subsidiary, or any Company Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable law within the six (6) years preceding the date of this Agreement; and

(iii) all notices or other communications that were given by the IRS, the PBGC, or the DOL to the Company, any Subsidiary, or any Company Benefit Plan within the six (6) years preceding the date of this Agreement.

(b) Except as set forth in Section 3.12(b) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Company Benefit Plan or any other increase in the liabilities of the Company or any Subsidiary under any Company Benefit Plan as a result of the transactions contemplated by this Agreement. No Company Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Company Benefit Plans, would result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

(c) None of the Company or any Company ERISA Affiliate maintains or participates, or has ever maintained or participated, in a multiemployer plan within the meaning of Section 3(37) of ERISA. None of the Company or any Company ERISA Affiliate has any liability for a plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code. None of the Company or any Company ERISA Affiliate or, to their knowledge, any director or employee of the Company or any Company ERISA Affiliate, or any fiduciary of any Company Benefit Plan, has engaged in any transaction in violation of Section 406 or 407 of ERISA or, to the Company’s Knowledge, any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code in connection with such Company Benefit Plan. No Company Benefit Plan is underfunded when comparing the present value of accrued assets to the market value of plan assets.

(d) Each Company Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to the Company’s Knowledge, there are no facts or circumstances that would adversely affect the qualified status of any Company Benefit Plan or the tax-exempt status of any related trust.

(e) Each Company Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.

(f) Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Company’s Knowledge, threatened by, on behalf of, or against any Company Benefit Plan or against the administrators or trustees or other fiduciaries of any Company Benefit Plan that alleges a violation of applicable state or federal law or violation of any Company Benefit Plan document or related agreement.

(g) No Company Benefit Plan fiduciary or any other person for whose actions the Company is responsible has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act under any Company Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights.

(h) All accrued contributions and other payments to be made by the Company or any Subsidiary to any Company Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Company Financial Statements and (ii) through the Closing Date shall have been made or reserves adequate for such purposes shall have been set aside therefore and reflected in the Closing Balance Sheet.

(i) Except as set forth in Section 3.12(i) of the Company Disclosure Schedules, there are no obligations under any Company Benefit Plans to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).

(j) No condition exists as a result of which the Company or any Subsidiary would have any liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a person performing services for the Company or any Subsidiary as an independent contractor rather than as an employee.

(k) Neither the Company nor any of its Subsidiaries have any liabilities to employees or former employees that are not reflected in the employment contracts or benefit plans that have been delivered to Acquiror other than employees or former employees who are “at will” employees and who are otherwise not subject to the Company Benefit Plans.

(l) Each Company Benefit Plan may be amended, terminated or otherwise discontinued as of the Closing Date in accordance with its terms without any liability to Acquiror or its ERISA Affiliates.

Section 3.13 Compliance with Legal Requirements. The Company and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses. The Company and each of its Subsidiaries is, and at all times since January 1, 2013, has been, in compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. Neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2013, any written notice or other written communication from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 3.14 Legal Proceedings; Orders.

(a) Since January 1, 2013, there have been, and currently are, no Proceedings or Orders pending, entered into or, to the Knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries or any of their respective assets, businesses, current or former directors or executive officers, or the Contemplated Transactions, that have not been fully satisfied or terminated. No officer, director, employee or agent of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or any of its Subsidiaries as currently conducted.

(b) Neither the Company nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of the Company, none of the foregoing has been threatened by any Regulatory Authority.

Section 3.15 Absence of Certain Changes and Events. Since December 31, 2014, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and without limiting the foregoing with respect to each, since December 31, 2014, there has not been any:

(a) change in their authorized or issued capital stock; grant of any stock option or right to purchase shares of their capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by them of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of their capital stock, except as reflected on the Company Financial Statements;

(b) amendment to their articles of incorporation, charter or bylaws or adoption of any resolutions by their board of directors or shareholders with respect to the same;

(c) payment or increase of any bonus, salary or other compensation to any of their directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then-existing Company Benefit Plan or except as reflected on the Company Financial Statements, or entry into any employment, consulting, non-competition, change in control, severance or similar Contract with any shareholder, director, officer or employee, except for the Contemplated Transactions and except for any employment, consulting or similar agreement or arrangement that is not terminable at will or upon thirty (30) days’ notice or less, without penalty or premium;

(d) adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Company Benefit Plan;

(e) damage to or destruction or loss of any of their assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $50,000;

(f) entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g) except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the annual payment by the Bank of more than $25,000 in the aggregate;

(h) Company Loan or commitment to make any Company Loan other than in the Ordinary Course of Business;

(i) Company Loan or commitment to make, renew, extend the term or increase the amount of any Company Loan to any Person if such Company Loan or any other Company Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of the Bank, or has been classified by the Bank or any Regulatory Authority as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”;

(j) incurrence by them of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

(k) sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of their assets or properties, or mortgage, pledge or imposition of any lien or other encumbrance upon any of their material assets or properties, except: (i) for Permitted Exceptions; or (ii) as otherwise incurred in the Ordinary Course of Business;

(l) cancellation or waiver by them of any claims or rights with a value in excess of $50,000;

(m) any investment by them of a capital nature (e.g., construction of a structure or an addition to an existing structure on property owned by the Company or any of its Subsidiaries) individually or in the aggregate exceeding $50,000;

(n) except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

(o) transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

(p) material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of their business or operations, except for such changes as may be required in the opinion of the management of the Company or its Subsidiaries, as applicable, to respond to then-current market or economic conditions or as may be required by any Regulatory Authorities or other than in the Ordinary Course of Business;

(q) filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

(r) discharge or satisfaction of any material lien or encumbrance on their assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

(s) entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets, including any investment securities, but excluding OREO, individually or in the aggregate in excess of $50,000, except for the pledging of collateral to secure public funds or entry into any repurchase agreements in the Ordinary Course of Business;

(t) purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

(u) hiring of any employee with an annual salary in excess of $50,000;

(v) any written agreement or, to the Knowledge of the Company, any oral agreement, by it to do any of the foregoing; or

(w) event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.16 Material Contracts. Except for Contracts evidencing Company Loans made by the Bank in the Ordinary Course of Business, Section 3.16 of the Company Disclosure Schedules lists or describes the following with respect to the Company and each of its Subsidiaries (each such agreement or document, a “Company Material Contract”), true, complete and correct copies of each of which have been delivered or made available to Acquiror:

(a) all interests in real property owned by them, including OREO, and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which it is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office;

(b) all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements;

(c) each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of an annual amount of $25,000;

(d) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of it in excess of an annual amount of $25,000;

(e) each Contract not referred to elsewhere in this Section 3.16 that: (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) has a Material Adverse Effect on the Company or its Subsidiaries;

(f) each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $25,000);

(g) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;

(h) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(i) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;

(j) each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or its Subsidiaries or limit, in any material respect, the ability of the Company or its subsidiaries to engage in any line of business or to compete with any Person;

(k) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(l) each employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to any director or executive officer of the Bank;

(m) the name of each Person who is or would be entitled pursuant to any Contract or Company Benefit Plan to receive any payment from the Bank as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(n) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Bank to be responsible for consequential damages;

(o) each Contract for capital expenditures in excess of $25,000;

(p) each warranty, guaranty or other similar undertaking with respect to contractual performance extended by Company or any of its Subsidiaries other than in the Ordinary Course of Business;

(q) each Company Benefit Plan; and

(r) each amendment, supplement and modification in respect of any of the foregoing.

Section 3.17 No Defaults. Each Company Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give the Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract. Except in the Ordinary Course of Business with respect to any Company Loan, neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2013, any written notice or other communication (or, to the Knowledge of the Company, oral) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract, that has not been terminated or satisfied prior to the date of this Agreement. Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to the Company or any of its Subsidiaries under current or completed Company Material Contracts with any Person, and no such Person has made written demand for such renegotiation.

Section 3.18 Insurance. Section 3.18 of the Company Disclosure Schedules lists all insurance policies and bonds owned or held by the Company and its Subsidiaries with respect to their respective business, operations, properties or assets (including bankers’ blanket bond and insurance providing benefits for employees), true and correct copies of which have been made available to Acquiror. The Company and its Subsidiaries are insured with licensed insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice. The Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

Section 3.18 of the Company Disclosure Schedules lists and briefly describes all claims that have been filed under such insurance policies and bonds within the past three (3) years that individually or in the aggregate exceed $25,000 and the current status of such claims. All such claims have been filed in due and timely fashion. None of the Company or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past three (3) years.

Section 3.19 Compliance with Environmental Laws. There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of the Company, threatened, nor to the Knowledge of the Company is there any factual basis for any of the foregoing, as a result of any asserted failure of the Company or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law. No environmental clearances or other governmental approvals are required for the conduct of the business of the Company or any of its Subsidiaries or the consummation of the Contemplated Transactions. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is the owner of any interest in real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require clean up, removal or some other remedial action under any Environmental Law. The Company and each Subsidiary of the Company has complied in all material respects with all Environmental Laws applicable to it and its business operations. To the Knowledge of the Company, the real property that the Bank owns as OREO complies with all Environmental Laws.

Section 3.20 Transactions with Affiliates. No officer or director of the Company or any of its Subsidiaries, any Immediate Family Member of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve has: (a) any Company Loan or any other agreement with the Company or any of its Subsidiaries; or (b) any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to, the business of the Company or any of its Subsidiaries.

Section 3.21 Brokerage Commissions. Except for fees payable to Piper Jaffray & Co. pursuant to an engagement letter as set forth on Section 3.21 of the Company Disclosure Schedules, none of the Company or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 3.22 Approval Delays. To the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. The Bank’s most recent CRA rating was “satisfactory” or better.

Section 3.23 Labor Matters.

(a) There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Company or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of the Company, threatened, involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. The Company and its Subsidiaries are in substantial compliance with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.

(b) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

Section 3.24 Intellectual Property. Each of the Company and its Subsidiaries has the unrestricted right and authority, and the Surviving Entity and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service market, trade name or other intellectual property owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of the Company and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of the Company, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.

Section 3.25 Investments.

(a) Section 3.25(a) of the Company Disclosure Schedules includes a complete and correct list and description as of September 30, 2015, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or its Subsidiaries, other than, with respect to the Bank, in a fiduciary or agency capacity (the “Investment Securities”); and (ii) any such Investment Securities that are pledged as collateral to another Person. The Company and each Subsidiary has good and marketable title to all Investment Securities held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for Permitted Exceptions and except to the extent such Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of the Company or the Bank. The Investment Securities are valued on the books of the Company and the Bank in accordance with GAAP.

(b) Except as may be imposed by applicable securities laws, none of the Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or a Subsidiary to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or a Subsidiary is a party, the Company or the Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

(c) None of the Company or its Subsidiaries has sold or otherwise disposed of any Investment Securities in a transaction in which the acquiror of such Investment Securities or other person has the right, either conditionally or absolutely, to require the Company or a Subsidiary to repurchase or otherwise reacquire any such Investment Securities.

(d) There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements to which the Company or its Subsidiaries is bound.

Section 3.26 Trust Preferred Securities. The Company has performed, or has caused the Trust to perform, all of the obligations required to be performed by it and is not in default or deferral under the terms of the Trust Debentures or the Trust Preferred Securities or any agreements related thereto.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as Previously Disclosed, Acquiror and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization. Acquiror: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Acquiror; (b) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the Acquiror Articles of Incorporation and the Acquiror Bylaws and all amendments thereto set forth in the Acquiror SEC Reports are true, complete and correct, and in full force and effect as of the date of this Agreement. Acquiror has no Subsidiaries other than as set forth in the Acquiror SEC Reports.

Section 4.2 Merger Sub Organization. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Merger Sub has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in the State of Wisconsin.

The articles of organization and the operating agreement of Merger Sub and all amendments thereto, which are included in Section 4.2 of the Acquiror Disclosure Schedules, have been made available to the Company, are true, complete and correct and in full force and effect as of the date of this Agreement.

Section 4.3 Authorization; Enforceability. Acquiror and Merger Sub have the requisite corporate power and authority to enter into and perform their respective obligations under this Agreement. The execution, delivery and performance of this Agreement by Acquiror and Merger Sub, and the consummation by them of their respective obligations under this Agreement, have been authorized by all necessary corporate action, subject to the receipt of the Requisite Regulatory Approvals, and this Agreement constitutes a legal, valid and binding obligation of Acquiror and Merger Sub enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 4.4 No Conflict. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation, articles of organization or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, shareholders, manager or members of, Acquiror, Merger Sub or any other of its Subsidiaries; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Acquiror or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Acquiror Material Contract; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by Acquiror or any of its Subsidiaries. Except for the Requisite Regulatory Approvals, none of Acquiror, Merger Sub or any other Subsidiary of Acquiror is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.5 Acquiror Capitalization.

(a) The authorized capital stock of Acquiror currently consists exclusively of: (i) 50,000,000 shares of Acquiror Common Stock, of which, as of September 30, 2015 (the “Acquiror Capitalization Date”), 5,733,919 shares were issued and outstanding, and 409,770 shares were held in the treasury of Acquiror; and (ii) 600,000 shares of Acquiror’s preferred stock, $0.01 par value per share (the “Acquiror Preferred Stock”), of which: (x) 15,000 shares were designated as Series B Nonvoting Noncumulative Perpetual Preferred Stock, 8,000 of which were issued and outstanding; (y) 15,000 shares were designated as Noncumulative Perpetual Preferred Stock, Series C, 15,000 of which were issued and outstanding; and (z) 570,000 shares were not designated nor outstanding as of the Company Capitalization Date. Acquiror does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of Acquiror on any matter. All of the issued and outstanding shares of Acquiror Capital Stock have been, and those shares of Acquiror Common Stock to be issued pursuant to the Merger will be, duly authorized and validly issued and fully paid and nonassessable.

(b) As of the Acquiror Capitalization Date, no shares of Acquiror Capital Stock were reserved for issuance except for: (i) 423,566 shares of Acquiror Common Stock reserved for issuance in connection with stock options under the Acquiror Benefit Plans; and (ii) 156,644 shares of Acquiror Common Stock reserved for issuance pursuant to future awards under the Acquiror Benefit Plans.

(c) Except pursuant to the Acquiror Benefit Plans as set forth herein, there are, as of the date of this Agreement, no outstanding Contracts, options, agreements or other rights obligating Acquiror or any of its Subsidiaries to purchase or acquire any shares of capital stock of Acquiror.

Section 4.6 Acquiror SEC Reports; Financial Statements and Reports; Regulatory Filings.

(a) Acquiror has timely filed all Acquiror SEC Reports, and all such Acquiror SEC Reports have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder. The Acquiror SEC Reports were prepared in accordance with applicable Legal Requirements. As of their respective filing dates, none of the Acquiror SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

(b) The audited consolidated financial statements contained or incorporated by reference in Acquiror’s Annual Report on Form 10-K for the year ended December 31, 2014, and the unaudited interim financial statements included in Acquiror’s most recent Quarterly Report on Form 10-Q (collectively, the “Acquiror Financial Statements”) have been prepared in conformity with GAAP applied on a consistent basis, and, together with the notes thereto, present fairly the consolidated financial position of Acquiror and its Subsidiaries at the dates shown and the consolidated results of their operations, changes in shareholders’ equity and cash flows for the periods then ended. The interim financial statements as of, and for, the periods ending after December 31, 2014 included in Acquiror’s most recent Quarterly Report on Form 10-Q, as filed with the SEC, included all adjustments necessary for a fair presentation of the financial position of Acquiror and its subsidiaries and the results of their operations for the interim periods presented, subject to normal, recurring year-end adjustments and the omission of footnote disclosure.

(c) Acquiror and each of its Subsidiaries has filed all forms, reports and documents required to be filed since November 11, 2014, with all applicable federal or state securities or banking authorities. Such forms, reports and documents: (i) complied with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

(d) The allowance for loan losses shown on each of the balance sheets contained in the Acquiror SEC Reports was, in the reasonable judgment of management of Acquiror, adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible losses, net of recoveries relating to loans previously charged-off, on loans outstanding as of the applicable date of such balance sheet.

Section 4.7 Legal Requirements. Acquiror and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses. Each of Acquiror and each of its Subsidiaries is, and at all times since January 1, 2013, has been, in compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. Neither Acquiror nor any of its Subsidiaries has received, at any time since January 1, 2013, any written notice or other written communication from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of Acquiror or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 4.8 Regulatory Matters. Neither Acquiror nor any of its Subsidiaries has received any notice or communication from any state or federal banking Regulatory Authority indicating that such agency or authority would, and Acquiror has no reason to believe any such agency or authority would, object to, or withhold any approval or consent necessary for, the consummation by Acquiror of the Contemplated Transactions. There are no pending or, to the Acquiror’s Knowledge, threatened Proceedings against Acquiror or any of its Subsidiaries that would affect Acquiror’s ability to obtain the regulatory approvals required in order to consummate the Contemplated Transactions.

Section 4.9 Absence of Certain Changes and Events. Since December 31, 2014, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror.

Section 4.10 Brokerage Commissions. Except for fees payable to Stephens Inc., neither Acquiror nor Merger Sub has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 4.11 Legal Proceedings; Orders.

(a) Since January 1, 2013, there have been, and currently are, no Proceedings or Orders pending, entered into or, to Acquiror’s Knowledge, threatened against or affecting Acquiror or any of its assets, businesses, current or former directors or executive officers or the Contemplated Transactions, that have not been fully satisfied or terminated. No officer, director, employee or agent of Acquiror or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of Acquiror or any of its Subsidiaries as currently conducted.

(b) Neither Acquiror nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. None of the foregoing has been threatened by any Regulatory Authority.

Section 4.12 Approval Delays. To the Knowledge of Acquiror, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. Acquiror Bank’s most recent CRA rating was “satisfactory” or better.

Section 4.13 Consents and Approvals. The Acquiror Board (at a meeting called and duly held) approved and adopted this Agreement. Except as set forth in Section 4.13 of the Acquiror Disclosure Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required on the part of Acquiror or Merger Sub in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the completion by Acquiror and Merger Sub of the transactions contemplated hereby or thereby.

Section 4.14 Taxation of the Merger. Neither the Acquiror nor any of its Subsidiaries has taken any action or agreed to take any action that would preclude the Merger from qualifying as a reorganization in accordance with Section 368(a) of the Code and, to the Knowledge of Acquiror, there are no agreements or arrangements to which Acquiror or any Subsidiary of Acquiror is a party that would prevent the Merger from so qualifying.

Section 4.15 Due Diligence. Acquiror acknowledges that it was afforded the opportunity to perform such examination of the Company and its Subsidiaries as it deems necessary or desirable.

Section 4.16 Funding of Purchase Price. Acquiror has equity sufficient to complete the Contemplated Transactions and has no Knowledge of any fact or circumstance which could reasonably be anticipated to adversely affect the availability of sufficient sources of funds to pay the Per Share Cash Consideration at Closing.

Section 4.17 Proxy Statement. None of the information with respect to Acquiror or Merger Sub that Acquiror or any its Representatives furnishes in writing to the Company expressly for use in the Proxy Statement will, at the date such Proxy Statement is first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5

THE COMPANY’S COVENANTS

Section 5.1 Access.

(a) During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, subject to any applicable Legal Requirement, Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of the Company and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a) as shall be necessary solely for the purposes of determining of the Company’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of Acquiror and the Company following the Effective Time. Acquiror and its Representatives may, during such period, make or cause to be made such reasonable review of the operations, records and properties of the Company and each of its Subsidiaries and of their respective financial and legal conditions as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or review shall not interfere materially with the normal operations of the Company or any of its Subsidiaries. Upon request, the Company and each of its Subsidiaries will furnish Acquiror or its Representatives attorneys’ responses to auditors’ requests for information regarding the Company or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Acquiror (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege or the disclosure of any regulatory information which is deemed confidential as a matter of law). No review by Acquiror or any of its Representatives shall affect the representations and warranties made by the Company in this Agreement. This Section 5.1(a) shall not require the disclosure of any information the disclosure of which to Acquiror, in the Company’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, the Company and Acquiror will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

(b) The Company shall provide, and cause each of its Subsidiaries to provide, to Acquiror all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors of the Company and the Bank and Committees of the board of directors of each of the Company and the Bank or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or its Subsidiaries (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege or the disclosure of any regulatory information which is deemed confidential as a matter of law).

(c) All information obtained by Acquiror in accordance with this Section 5.1 shall be treated in confidence as provided in that certain letter agreement dated July 17, 2015, between Acquiror and the Company (the “Confidentiality Agreement”).

Section 5.2 Operation of the Company and Company Subsidiaries.

(a) Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by any applicable Legal Requirement, or with the prior written consent of Acquiror, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business in all material respects; (ii) maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company, Merger Sub or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

(b) Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by any applicable Legal Requirement, or with the prior written consent of Acquiror, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company will not, and will cause each of its Subsidiaries not to:

(i) other than pursuant to the terms of a Contract to which the Company is party, each as outstanding on the date of this Agreement: (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Company Common Stock; or (B) permit any additional shares of Company Common Stock to become subject to new grants;

(ii) (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Common Stock (other than dividends from its wholly-owned Subsidiaries to the Company or another of the Company’s wholly-owned Subsidiaries); or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Company Common Stock;

(iii) amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into: (A) any Company Material Contract; (B) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of the Company Common Stock or rights associated therewith or any outstanding instrument of indebtedness, except as otherwise required by this Agreement;

(iv) enter into loan transactions not in accordance with, or consistent with, past practices of the Bank;

(v) (A) enter into any new credit or new lending relationships that would require an exception to the Bank’s loan policy as in effect as of the date of this Agreement or that are not in strict compliance with the provisions of such loan policy; or (B) other than incident to a reasonable loan restructuring, renewal or modification, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or any of its Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by the Company or any of its Subsidiaries;

(vi) maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Company Loans previously charged off, on Company Loans and leases outstanding (including accrued interest receivable);

(vii) fail to: (A) charge-off any Company Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on non-accrual any Company Loans or leases that are past due greater than ninety (90) days;

(viii) sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole;

(ix) buy or sell any security held, or intended to be held, for investment not in accordance with its current investment policy;

(x) acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of any other entity;

(xi) amend the Company Certificate of Incorporation or the Company Bylaws, or similar governing documents of any of its Subsidiaries;

(xii) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(xiii) except as permitted by this Agreement or as required by any applicable Legal Requirement, the terms of any Company Benefit Plan existing as of the date hereof or year-end cash and Equity-Based Awards to employees consistent with past practices: (A) increase in any manner the compensation or benefits of any of the current or former directors or employees of the Company or its Subsidiaries (collectively, “Company Employees”), other than increases to Company Employees in the Ordinary Course of Business; (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Company Employee (or newly hired employees), other than any extension (or initial contract with newly hired employees) that ends not later than the Effective Time; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans except as set forth in such Company Benefit Plans; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Legal Requirement;

(xiv) incur or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;

(xv) enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies;

(xvi) settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $50,000 and that would not: (A) impose any material restriction on the business of the Company or its Subsidiaries; or (B) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;

(xvii) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(xviii) make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return; or

(xix) agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.2.

Section 5.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing, the Company shall, and shall cause each of its Subsidiaries to, refrain, without the prior written consent of Acquiror, from taking any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.15 is likely to occur.

Section 5.4 Advice of Changes. Between the date of this Agreement and Closing, the Company shall promptly notify Acquiror in writing if the Company attains Knowledge of any fact or condition that causes or constitutes any of the representations and warranties of the Company as of the date of this Agreement to become untrue or inaccurate in any material respect, or if the Company attains Knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause any such representation or warranty to become untrue or inaccurate in any material respect had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the Company Disclosure Schedules if the Company Disclosure Schedules were dated the date of the occurrence or discovery of any such fact or condition, the Company will promptly deliver to Acquiror a supplement to the Company Disclosure Schedules specifying such change. A matter identified in a supplement to the Company Disclosure Schedules that causes any warranty or representation to be breached shall not by itself cure or be deemed to cure such breach as of the Closing Date. During the same period, the Company will promptly notify Acquiror of the occurrence of any breach of any covenant of the Company in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 8 impossible or unlikely.

Section 5.5 Other Offers. During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company will not, and will cause each of its Subsidiaries and their respective Representatives not to, solicit, initiate or knowingly encourage any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, any Person (other than Acquiror) relating to any potential Acquisition Transaction. Notwithstanding the foregoing, in the event that the Company Board (or applicable committee) determines in good faith and after consultation with outside legal counsel that (a) an Unsolicited Proposal constitutes or is reasonably likely to result in a Superior Proposal and (b) the failure to take any such action with respect to such Unsolicited Proposal is reasonably likely to result in a breach of its fiduciary duties under any applicable Legal Requirement, the Company and its Representatives may: (i) furnish information with respect to the Company and its Subsidiaries to such Person making such Unsolicited Proposal pursuant to a customary confidentiality agreement; (ii) participate in discussions or negotiations regarding such Unsolicited Proposal; and (iii) terminate this Agreement in order to enter into an agreement with respect to such Unsolicited Proposal if, in the cause of clause (iii), the Company Board (or applicable committee) determines that such Unsolicited Proposal constitutes a Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 5.5 unless and until (x) five (5) Business Days have elapsed following the delivery to Acquiror of a written notice of such determination by the Company Board (or applicable committee) and, during such five (5) Business-Day period, the Company engages in good faith negotiations with Acquiror (if Acquiror so desires) so that the Unsolicited Proposal ceases to constitute a Superior Proposal, and (y) at the end of such five (5) Business-Day period, the Company Board (or applicable committee) continues, in good faith and after consultation with outside legal counsel, to believe the Unsolicited Proposal at issue constitutes a Superior Proposal. In addition to the foregoing obligations of the Company, the Company shall promptly advise Acquiror orally and subsequently in writing of any request for information with respect to any Unsolicited Proposal or the Company’s receipt of an Acquisition Proposal, the material terms and conditions of such request or Unsolicited Proposal and the identity of the Person making such request or Unsolicited Proposal. The Company shall keep Acquiror reasonably informed of the status and material terms (including amendments or proposed amendments) of any such request or Unsolicited Proposal, including the status of any discussions or negotiations with respect to any Superior Proposal.

Section 5.6 Shareholders’ Meeting. The Company shall, as promptly as reasonably practicable after the Registration Statement has been declared effective, take all action necessary, including as required by and in accordance with the WBCL, the Company Articles of Incorporation and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”) for the purpose of obtaining the Company Shareholder Approval. The Company and the Company Board will use their reasonable best efforts to obtain from its shareholders the votes required by the WBCL in favor of the adoption of this Agreement. Except as otherwise provided in this Section 5.6, the Proxy Statement shall include the recommendation of the Company Board that the Company’s shareholders vote in favor of the adoption of this Agreement, and the Company Board will not withdraw, qualify or modify (or publicly propose or resolve to withdraw, qualify or modify), in a manner adverse to Acquiror, the Company Board’s recommendation to the Company’s shareholders that the Company’s shareholders vote in favor of the adoption of this Agreement (an “Adverse Recommendation”). However, if, at any time prior to the time the Company Shareholder Approval is obtained, the Company Board, after consultation with outside counsel, determines in good faith that the failure to effect an Adverse Recommendation would reasonably be expected to result in a violation of its fiduciary duties under Wisconsin law, then, in submitting this Agreement at the Company Shareholders’ Meeting, the Company Board may do one or more of the following: (a) submit this Agreement without recommendation, in which case the Company Board may communicate the basis for its lack of a recommendation to the shareholders in the Proxy Statement or an appropriate amendment or supplement thereto; or (b) make an Adverse Recommendation or publicly propose or resolve to make an Adverse Recommendation, in which case the Company Board may include such Adverse Recommendation.

Section 5.7 Information Provided to Acquiror. The Company agrees that the information concerning the Company or any of its Subsidiaries that is provided or to be provided by the Company to Acquiror for inclusion or that is included in the Registration Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement, at the time of the Company Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 5.8 Operating Functions. Subject to any limitations imposed by any Regulatory Authority, the Company and the Bank shall cooperate with Acquiror and Acquiror Bank in connection with planning for the efficient and orderly combination of the parties and the operation of Acquiror Bank (including the former operations of the Bank) after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Effective Date or such later date as Acquiror may decide. The Company shall take any action Acquiror may reasonably request prior to the Effective Time to facilitate the combination of the operations of the Bank with Acquiror Bank, which shall be at no cost to the Company or the Bank for such actions not specifically required by this Agreement. Without limiting the foregoing, the Company shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of the Company and Acquiror shall meet from time to time as the Company or Acquiror may reasonably request, to review the financial and operational affairs of the Company and the Bank, and the Company shall give due consideration to Acquiror’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement: (a) neither Acquiror nor Acquiror Bank shall under any circumstance be permitted to exercise control of the Company, the Bank or any of the Company’s other Subsidiaries prior to the Effective Time; (b) neither the Company nor any of its Subsidiaries shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws; and (c) neither the Company nor any of its Subsidiaries shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

Section 5.9 Insider Agreements.

(a) Concurrently with the execution and delivery of this Agreement, the Company shall cause to be executed and delivered to Acquiror a voting and support agreement, in the form attached hereto as Exhibit A, approving this Agreement and the consummation of the Contemplated Transactions, executed by each member of the Company Board.

(b) Concurrently with the execution and delivery of this Agreement, the Company shall cause to be executed and delivered to Acquiror a non-competition agreement, in the form attached hereto as Exhibit B, executed by each member of the Company Board.

Section 5.10 Company Benefit Plans. At the request of Acquiror made not later than 30 calendar days before the Closing, the Company will take all appropriate and legally permissible action to amend or terminate, prior to the Effective Time, any Company Benefit Plan; provided that the winding up of such Company Benefit Plan may occur after the Effective Time. Prior to the Effective Time, the Company shall accrue the costs associated with any payments due under any Company Benefit Plan based upon the occurrence of the Contemplated Transactions, including without limitation any change of control or severance agreements, retention or stay bonus programs, or other similar arrangements, subject, however, to the provisions of Section 8.15 of this Agreement.

Section 5.11 Title to Real Estate. As soon as practical after the date hereof, but in any event no later than sixty (60) days after the date hereof, the Company shall obtain and deliver to Acquiror, with respect to all interests in real property owned by the Company and its Subsidiaries, other than property carried as OREO, an owner’s preliminary report of title covering a date subsequent to the date hereof, issued by a title insurance company that is reasonably acceptable to Acquiror, showing fee simple title in the Company or its Subsidiary in such real property with coverage over all standard exceptions (other than those exceptions that a title company will only delete if a survey is provided to the title company) and subject to no liens, mortgages, security interests, encumbrances or charges of any kind except for any Permitted Exceptions. The cost of obtaining any preliminary report of title discussed in this Section 5.11 shall be borne by the Company. With respect to the property carried as OREO, the Company shall provide reasonably acceptable written proof of ownership by the Company and its Subsidiaries of such OREO property.

Section 5.12 Surveys. Acquiror may, in its discretion, within forty-five (45) days after the date hereof, obtain at Acquiror’s expense a current American Land Title Association survey of any or all parcels of real property owned by the Company and its Subsidiaries, other than property carried as OREO, disclosing no survey defects that would materially impair the use thereof for the purposes for which it is held or materially impair the value of such property.

Section 5.13 Environmental Investigation.

(a) Acquiror may, in its discretion, within forty-five (45) days after the date of this Agreement, obtain at Acquiror’s expense, a Phase I environmental site assessment to be delivered only to Acquiror for each parcel of real property in which the Company or any of its Subsidiaries holds an interest (each a “Phase I Report”), conducted by an independent professional consultant reasonably acceptable to Acquiror to determine if any real property in which the Company or any of its Subsidiaries holds any interest contains or gives evidence of any adverse environmental condition or any violations of Environmental Laws on any such property. If a Phase I Report discloses any violations or adverse environmental conditions, or reports a reasonable suspicion thereof, then Acquiror may promptly obtain, at the Acquiror’s expense, a Phase II environmental report with respect to any affected property which report shall contain an estimate of the cost of any remediation or other follow-up work that may be necessary to address those violations or conditions in accordance with applicable Legal Requirements (each a “Phase II Report,” and collectively referred to with the associated Phase I Report, an “Environmental Report”). Acquiror shall have no duty to act upon any information produced by an Environmental Report for the benefit of the Company or any of its Subsidiaries or any other Person, but shall provide such information to the Company upon the Company’s request.

(b) Upon receipt of the estimate of the costs of all follow-up work to an Environmental Report, Acquiror and the Company shall attempt to agree upon a course of action for remediation of any adverse environmental condition or violation suspected, found to exist, or that would tend to be indicated by an Environmental Report. The estimated total cost for completing all necessary work plans or removal or remediation actions is referred to collectively as the “Remediation Cost.” If the aggregate Remediation Cost for the total parcels of property in which the Company or its Subsidiaries holds an interest exceeds $500,000, Acquiror or the Company may, at its sole option, terminate this Agreement. In any event, the Remediation Cost shall be accrued by the Company prior to Closing and reflected on the Closing Balance Sheet.

Section 5.14 Additional Accruals and Reserves. At Acquiror’s request, the Company will cause the Bank to establish such additional accruals and reserves as may be necessary to conform the Bank’s accounting and credit loss reserve practices and methods to those of Acquiror and Acquiror’s plans with respect to the conduct of the Bank’s business after the Merger; provided that no such additional accruals or reserves will impact the calculation of Adjusted Tangible Equity as contemplated under Section 8.15; and provided further, that Acquiror acknowledges that establishing such accruals and reserves and provision for such costs and expenses will not (a) be deemed to cause the Company Financial Statements to have been prepared other than in accordance with GAAP, (b) constitute or result in a Material Adverse Effect with respect to the Company, or (c) constitute a breach of any provision of this Agreement by the Company.

Section 5.15 Payment of Outstanding Indebtedness. On or before the Closing Date, the Company shall repay or cause to be repaid the outstanding indebtedness of the Company to BMO Harris Bank, N.A., the Federal Home Loan Bank of Chicago and the Federal Reserve Bank of Chicago, including all accrued and unpaid interest.

ARTICLE 6

ACQUIROR’S COVENANTS

Section 6.1 Advice of Changes. Between the date of this Agreement and Closing, Acquiror shall promptly notify the Company in writing if Acquiror attains Knowledge of any fact or condition that causes any of the representations and warranties of Acquiror as of the date of this Agreement to become untrue or inaccurate in any material respect, or if Acquiror attains Knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause any such representation or warranty to become untrue or inaccurate in any material respect had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Acquiror will promptly notify the Company of the occurrence of any breach of any covenant of Acquiror in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 9 impossible or unlikely.

Section 6.2 Director and Officer Indemnification and Insurance.

(a) From and after the Effective Time, each of Acquiror and the Surviving Entity, or its successors, shall indemnify and hold harmless, to the fullest extent permitted under applicable Legal Requirements, each current or former director, officer or employee of the Company or any of its Subsidiaries or fiduciary of the Company or any of its Subsidiaries under any Company Benefit Plans (each, an “Indemnified Party”), and any Person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time whether asserted or claimed prior to, at or after the Effective Time. Acquiror shall also advance expenses incurred by an Indemnified Party in each such case, upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.

(b) For a period of six (6) years after the Effective Time or, if such term coverage is not available, such other maximum period of coverage available, Acquiror shall maintain in effect at its expense the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time; provided, however, that in no event shall Acquiror be required to expend in the aggregate an amount in excess of 375% of the amount of the aggregate premiums paid by the Company for fiscal year 2015 for such purpose and, if Acquiror is unable to obtain such policy (or substitute policy) as a result of this proviso, Acquiror shall obtain as much comparable insurance and for as long a period of time as is available following the Effective Time by payment of such amount; provided further, that: (i) Acquiror or the Company, with the consent of Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed, may substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date hereof; or (ii) Acquiror may request that the Company obtain such extended reporting period coverage under the Company’s existing insurance programs (to be effective as of the Effective Time).

(c) The provisions of this Section 6.2 shall survive consummation of the Merger and Bank Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives. In the event Acquiror or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that such successor and assign of Acquiror and its successors and assigns assume the obligations set forth in this Section 6.2.

Section 6.3 Acquiror Board. Acquiror shall take all appropriate action so that, as of the Effective Time and subject to and in accordance with the Acquiror Bylaws, the number of directors constituting the Acquiror Board shall be increased by two (2) directors. The Company shall designate two (2) directors to serve as directors on the Acquiror Board to fill the vacancies created by such increase as of the Effective Time, each of whom shall have served as a director of the Company immediately prior to the Effective Time and each of whom shall be reasonably agreeable to Acquiror and satisfy the criteria set forth by Acquiror Board’s nominating and governance committee. Such directors shall serve until their successors shall have been elected or appointed and shall have qualified in accordance with the WBCL and the Acquiror Articles of Incorporation and Acquiror Bylaws.

Section 6.4 Stock Exchange Listing. Acquiror shall use its reasonable best efforts to cause all shares of Acquiror Common Stock issuable or to be reserved for issuance under this Agreement to be approved for listing on the NASDAQ Global Market prior to the Closing Date.

Section 6.5 Executive Officers. Effective as of immediately prior to the Effective Time, the Company shall terminate the change in control agreements of the Company’s executive officers, preserving by contract the restrictive covenants of Section 3 thereunder, and pay, or provide for payment of, in full consideration for such cancellations the amounts Previously Disclosed to Acquiror; provided that, in the event that the amounts Previously Disclosed to Acquiror, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Code Section 280G (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of such Code, then the amounts Previously Disclosed to Acquiror shall be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code. Any such Previously Disclosed amounts not paid on or before the Effective Time shall be paid by Acquiror within ten (10) business days following the Effective Time. It is the intent of the parties, but not a requirement, that prior to the Closing Date, Acquiror shall enter into an employment agreement with each of Messrs. Hodgkiss, Kasdorf and Kohlmeyer, with such employment agreements to be effective as of the Effective Time.

ARTICLE 7

COVENANTS OF ALL PARTIES; ADDITIONAL AGREEMENTS

Section 7.1 Regulatory Approvals. Acquiror and the Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to as promptly as possible prepare and make all appropriate filings for and effect and obtain all Requisite Regulatory Approvals, and the parties will comply with the terms of such Requisite Regulatory Approvals. Each of Acquiror, Merger Sub and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all substantive written information submitted to any Regulatory Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions, and each party will keep the other party apprised of the status of material matters relating to completion of the Contemplated Transactions. Acquiror and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Regulatory Authority in connection with the Contemplated Transactions (but excluding any information contained therein regarding Acquiror and its business or operations for which confidential treatment has been or will be requested).

Section 7.2 SEC Registration. As soon as practicable following the date of this Agreement, the Company and Acquiror shall prepare and Acquiror shall file with the SEC the Registration Statement, in which the Proxy Statement will be included. Acquiror shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Contemplated Transactions. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Acquiror shall also take any action required to be taken under any applicable Legal Requirement in connection with the issuance of Acquiror Common Stock in connection with the Merger, and each party shall furnish all information concerning itself and its shareholders as may be reasonably requested in connection with any such action. Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Acquiror shall use reasonable best efforts to respond (with the assistance of the Company) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to the Company, Acquiror or any Subsidiary of the Company or Acquiror, respectively, or any change occurs with respect to information supplied by or on behalf of the Company or Acquiror, respectively, for inclusion in the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Registration Statement, the Company or Acquiror, as applicable, shall promptly notify the other of such event, and each party shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Registration Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. The Company shall provide all information with respect to the Company that is required in the Registration Statement and subsequent filings with the SEC, including, if required, audited financial statements of the Company, and Acquiror shall pay the Audit Expenses.

Section 7.3 Publicity. Neither the Company nor Acquiror shall, and neither the Company nor Acquiror shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of Acquiror, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Acquiror; provided, however, that Acquiror and the Company may, without the prior consent of the other, issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the NASDAQ Rules.

Section 7.4 Reasonable Best Efforts; Cooperation. Each of Acquiror and the Company agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither Acquiror nor the Company will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of Acquiror and the Company will, and will cause each Subsidiary of Acquiror and the Company, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions. Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions.

Section 7.5 Employees and Employee Benefits.

(a) All individuals employed by the Company or any of its Subsidiaries immediately prior to the Closing, except for such individuals who shall have entered into an employment agreement with Acquiror prior to the Effective Time, (“Covered Employees”) shall automatically become employees of Acquiror as of the Closing for the purposes of the Acquiror Benefit Plans and shall receive credit for unused vacation time and their years of service with the Company in calculating their vacation time under Acquiror’s applicable paid time off policies. As soon as administratively practicable following the Closing, Acquiror shall, or shall cause the Surviving Entity to, maintain employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available to similarly-situated employees of Acquiror under the Acquiror Benefit Plans; provided, however, that: (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Acquiror Benefit Plan; (ii) until such time as Acquiror shall cause the Covered Employees to participate in the Acquiror Benefit Plans, a Covered Employee’s continued participation in the corresponding Company Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Acquiror Benefit Plans may commence at different times with respect to each Acquiror Benefit Plan); and (iii) if any Covered Employee is terminated by Acquiror without cause on or before the first anniversary of the Closing and is not entitled to contractual severance or change in control benefits, such Covered Employee shall be provided with severance benefits as described in Section 7.5 of the Acquiror Disclosure Schedules.

(b) For all purposes (other than purposes of benefit accruals) under the Acquiror Benefit Plans providing benefits to the Covered Employees (the “New Plans”), each Covered Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

(c) In addition, and without limiting the generality of the foregoing, as of the Transition Date, Acquiror shall, or shall cause the Surviving Entity to, use commercially reasonable efforts to provide that: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Company Benefit Plans prior to the Transition Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

Section 7.6 Tax Free Reorganization.

(a) The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each of Company and Acquiror shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Acquiror nor any Affiliate of Acquiror knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) As of the date hereof, Company does not know of any reason: (i) why it would not be able to deliver to counsel to Company and counsel to Acquiror, at the date of the legal opinions referred to in Sections 8.9 and 9.8, certificates substantially in compliance with

IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the “IRS Guidelines”), to enable counsel to Acquiror and counsel to Company to deliver the legal opinions contemplated by Sections 8.9 and 9.8, respectively, and Company hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to Company would not be able to deliver the opinion required by Section 9.8. Company will deliver such certificates to counsel to Company and counsel to Acquiror.

(c) As of the date hereof, Acquiror does not know of any reason: (i) why it would not be able to deliver to counsel to Acquiror and counsel to Company, at the date of the legal opinions referred to in Sections 8.9 and 9.8, certificates substantially in compliance with the IRS Guidelines, to enable counsel to Acquiror and counsel to Company to deliver the legal opinions contemplated by Sections 8.9 and 9.8, respectively, and Acquiror hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to Acquiror would not be able to deliver the opinion required by Section 8.9. Acquiror will deliver such certificates to counsel to Acquiror and counsel to Company.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR AND MERGER SUB

The obligations of Acquiror and Merger Sub to consummate the Contemplated Transactions and to take the other actions required to be taken by Acquiror and Merger Sub at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror and Merger Sub, in whole or in part):

Section 8.1 Accuracy of Representations and Warranties. Each of the representations and warranties contained in Article 3 that are qualified by materiality shall be true and correct in all respects as of the Closing Date, and each of the representations and warranties contained in Article 3 that are not qualified by materiality shall be true and correct in all material respects, except to the extent such representations and warranties speak as of an earlier date, they shall be tested as of such earlier date.

Section 8.2 Performance by the Company. The Company shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

Section 8.3 Shareholder Approvals. The Company Shareholder Approval shall have been obtained. The total number of the Dissenting Shares shall be no greater than seven and one-half percent (7.5%) of the number of shares of Company Common Stock outstanding as of the Closing Date.

Section 8.4 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against the Company or any of its Subsidiaries any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions.

Section 8.5 Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and there shall not be any action taken, or any Legal Requirement enacted, entered, enforced or deemed applicable to the Contemplated Transactions, by any Regulatory Authority, in connection with the grant of a Requisite Regulatory Approval, which shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected to materially restrict or burden Acquiror: (a) in connection with the Contemplated Transactions; or (b) with respect to the business or operations of Acquiror or any of its Subsidiaries.

Section 8.6 Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.

Section 8.7 Officers’ Certificate. Acquiror shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the matters set forth in Sections 8.1 and 8.2.

Section 8.8 Opinion of Counsel. Acquiror shall have received the opinion of Boardman & Clark LLP, counsel for the Company, dated as of the Closing Date, and in form substantially similar to Exhibit C.

Section 8.9 Tax Opinion. Acquiror shall have received a written opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, in form and substance reasonably satisfactory to Acquiror, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) each of Acquiror and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code; and (c) no gains or loss will be recognized by Acquiror or Merger Sub in the Merger.

Section 8.10 Supplemental Indenture. The Company shall deliver, or cause to be delivered, to Acquiror an assignment and assumption agreement or supplemental indenture, in a form satisfactory to the trustee of the Trust and Acquiror, to effectuate the TRUPS Assumption, for the Trust, assigning all of the Company’s covenants, agreements and obligations under the Trust Debentures to Acquiror (the “Supplemental Indenture”), signed by a duly authorized officer of the Company, and any and all other documentation and consents required by the trustee of the Trust. Furthermore, the Company shall have paid, in full, all interest payments due and outstanding on the Trust Preferred Securities.

Section 8.11 No Material Adverse Effect. From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 8.12 Consents. The Company shall have obtained or caused to be obtained (a) all written consents, if any, required under the Company Material Contracts, and (b) all other written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement.

Section 8.13 Stock Exchange Listing. The shares of Acquiror Common Stock to be issued or reserved for issuance in connection with the Merger shall have been approved for listing on the NASDAQ Global Market, subject to official notice of issuance.

Section 8.14 Other Documents. Acquiror shall have received at the Closing such other customary documents, certificates, or instruments as reasonably requested by Acquiror and its counsel evidencing compliance by the Company with the terms and conditions of this Agreement, including good standing certificates, certificates of Regulatory Authorities and secretary certificates.

Section 8.15 Adjusted Tangible Equity.

(a) Within five (5) Business Days prior to the Closing Date, the Company shall have delivered to Acquiror a closing balance sheet for Company as of the Closing Date reflecting the Company’s good faith estimate of the accounts of the Company and its Subsidiaries, as applicable, as of the Closing Date (which, for the avoidance of doubt, shall include net income estimated to be earned by the Company and the Bank through and including the Closing Date), prepared in conformity with past practices and policies of Company and its Subsidiaries and in accordance with GAAP applied on a basis consistent with the preparation of the Company Financial Statements. The closing balance sheet shall reflect tangible shareholders’ equity as adjusted to reflect the following adjustments, specification and changes: (i) the impact of the accumulated other comprehensive income shall be excluded; (ii) the after-tax impact of any realized gains or losses on securities sold by Company after September 30, 2015 shall be disregarded; and (iii) the after-tax impact of all Transaction Expenses (the “Adjusted Tangible Equity”). For purposes of the calculation of the Adjusted Tangible Equity, “Transaction Expenses” shall include, without limitation, investment banking fees, legal fees, accounting fees (excluding the Audit Fees), costs associated with mailing the Proxy Statement, any Environmental Costs as set forth in Section 5.13(b), costs associated with the termination of Company Material Contracts (with the exception of the data processing contracts and data processing de-conversion fees), deferred compensation plans and associated stock appreciation rights (with the exception of any payments owed under any change-in-control agreements existing as of the date of this Agreement, employee stay bonuses or retention payments, and the premium for director and officer insurance tail coverage all of which shall not be included in the adjustment). Acquiror shall have had an opportunity to review and comment on such estimated balance sheet. Such estimated closing balance sheet, as revised to reflect any comments agreed to by Company and Acquiror, is referred to as the “Closing Balance Sheet”.

(b) If the Closing Balance Sheet reflects an Adjusted Tangible Equity equal to or greater than $23,000,000 (the “Minimum Adjusted Tangible Equity”), then there will be no adjustment to the Merger Consideration. If the Closing Balance Sheet reflects an Adjusted Tangible Equity less than the Minimum Adjusted Tangible Equity, the Merger Consideration shall be reduced dollar-for-dollar by an amount equal to the amount of such shortfall. Any such reduction shall be allocated equally to the cash and the stock portions of the Merger Consideration.

ARTICLE 9

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the Contemplated Transactions and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

Section 9.1 Accuracy of Representations and Warranties. Each of the representations and warranties contained in Article 4 that are qualified by materiality shall be true and correct in all respects as of the Closing Date, and each of the representations and warranties contained in Article 4 that are not qualified by materiality shall be true and correct in all material respects, except to the extent such representations and warranties speak as of an earlier date, they shall be tested as of such earlier date.

Section 9.2 Performance of Acquiror and Merger Sub. Acquiror and Merger Sub shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by them under the terms of this Agreement on or prior to the Closing Date.

Section 9.3 Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.

Section 9.4 Shareholder Approvals. The Company Shareholder Approval shall have been obtained.

Section 9.5 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against Acquiror or any of its Subsidiaries any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would have a Material Adverse Effect on Acquiror.

Section 9.6 Officers’ Certificate. The Company shall have received a certificate signed on behalf of Acquiror and Merger Sub by an executive officer of Acquiror certifying as to the matters set forth in Sections 9.1 and 9.2.

Section 9.7 Other Documents. The Company shall have received at the Closing such other customary documents, certificates, or instruments as reasonably requested by the Company and its counsel evidencing compliance by Acquiror with the terms and conditions of this Agreement, including good standing certificates, certificates of Regulatory Authorities and secretary certificates.

Section 9.8 Tax Opinion. The Company shall have received a written opinion of RSM US LLP, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) each of the Company and Acquiror will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss will be recognized by the Company in the merger; and (d) no gain or loss will be recognized by the holders of Company Common Stock upon the receipt of shares of Acquiror Common Stock in exchange for their shares of Company Common Stock in the Merger, except to the extent of any cash received in the Merger and any cash received in lieu of fractional shares of Acquiror Common Stock.

Section 9.9 Supplemental Indenture. Acquiror shall deliver, or cause to be delivered, to the Company the Supplemental Indenture, signed by a duly authorized officer of Acquiror and any and all other documentation required by the trustee of the Trust to effectuate the TRUPS Assumption.

Section 9.10 Stock Exchange Listing. The shares of Acquiror Common Stock to be issued or reserved for issuance in connection with the Merger shall have been approved for listing on the NASDAQ Global Market, subject to official notice of issuance.

ARTICLE 10

TERMINATION

Section 10.1 Termination of Agreement. This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

(a) by mutual consent of the Acquiror Board and Company Board, each evidenced by appropriate written resolutions;

(b) by Acquiror if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except for breaches of Section 5.5 or Section 5.6, which are separately addressed in Section 10.1(g)), which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 8; provided, that such breach or failure is not a result of the failure by Acquiror or Merger Sub to perform and comply in all material respects with any of their obligations under this Agreement that are to be performed or complied with by them prior to or on the date required hereunder;

(c) by the Company if Acquiror shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 9, provided, that such breach or failure is not a result of the failure by the Company to perform and comply in all material respects with any of its obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;

(d) by Acquiror or the Company if: (i) any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated

Transactions and such denial has become final and nonappealable; or (ii) any application, filing or notice for a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority;

(e) by Acquiror or the Company if the Effective Time shall not have occurred at or before June 30, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;

(f) by Acquiror or the Company if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and nonappealable;

(g) by Acquiror if the Company materially breaches any of its obligations under Section 5.5 or Section 5.6;

(h) by the Company pursuant to Section 5.5;

(i) by the Company or Acquiror pursuant to Section 5.13(b); or

(j) by Company, at any time during the five (5) Business Day period commencing on the Determination Date, if and only if both of the following conditions are satisfied:

(i) the Acquiror Market Value as of the Determination Date is less than $14.90 per share; and

(ii) (A) the number obtained by dividing (1) the Acquiror Market Value as of the Determination Date, by (2) $18.62, is less than (B) the number obtained by subtracting 0.20 from the number obtained by dividing (x) the Final Index Price, by (y) the Initial Index Price;

provided, however, that if Company elects to exercise its termination right pursuant to this Section 10.1(j), it shall give written notice to Acquiror. Within five (5) Business Days following receipt of such notice, Acquiror may, at its sole option (the “Fill Option”), offer to increase the cash portion of the Merger Consideration by either the First Trigger Fill or the Second Trigger Fill, in each case subject to adjustment pursuant to Section 2.3(d). If Acquiror elects to exercise its Fill Option pursuant to this Section 10.1(j), it shall give prompt written notice to Company of such election and any references to “Merger Consideration” in this Agreement shall thereafter be deemed to refer to the Merger Consideration as adjusted pursuant to this Section 10.1(j).

If Acquiror or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1(j).

Section 10.2 Effect of Termination or Abandonment. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and, subject to Section 10.3, there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or shareholders, except that the Confidentiality Agreement, this Section 10.2, Section 10.3 and Article 11 shall survive the termination hereof.

Section 10.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) Subject to Section 10.3(e), if this Agreement is terminated by Acquiror pursuant to Section 10.1(b), then the Company shall pay to Acquiror, within ten (10) Business Days after such termination, the amount of $750,000 by wire transfer of immediately available funds to such account as Acquiror shall designate. Notwithstanding the foregoing, if this Agreement is terminated by Acquiror as a result of the Company’s willful breach of this Agreement, then in addition to recovery of the fee set forth in this Section 10.3(b), Acquiror shall be entitled to recover such other amounts, including consequential damages, as it may be entitled to receive at law or in equity.

(c) If this Agreement is terminated by the Company pursuant to Section 10.1(c), then Acquiror shall pay to the Company, within ten (10) Business Days after such termination, the amount of $750,000 by wire transfer of immediately available funds to such account as the Company shall designate. Notwithstanding the foregoing, if this Agreement is terminated by the Company as a result of Acquiror’s willful breach of this Agreement, then in addition to recovery of the fee set forth in this Section 10.3(c), the Company shall be entitled to recover such other amounts, including consequential damages, as it may be entitled to receive at law or in equity.

(d) If this Agreement is terminated by Acquiror pursuant to Section 10.1(g) or by the Company pursuant to Section 10.1(h), then the Company shall pay to Acquiror, within ten (10) Business Days after such termination, the amount of $1,150,000 (the “Company Termination Fee”) by wire transfer of immediately available funds to such account as Acquiror shall designate. In no event shall the Company pay the Company Termination Fee on more than one occasion.

(e) If: (i) this Agreement is terminated by Acquiror pursuant to Section 10.1(b) as a result of a willful breach by the Company of this Agreement; and (ii) within twelve (12) months after such termination the Company shall enter into a definitive written agreement with respect to an Acquisition Transaction, the Company shall pay to Acquiror, within ten (10) Business Days after the consummation of such Acquisition Transaction, the Company

Termination Fee (less the amount payable by the Company to Acquiror pursuant to Section 10.3(b)) by wire transfer of immediately available funds to such account as Acquiror shall designate; provided, however, that for purposes of this paragraph, Acquisition Transaction has the meaning ascribed thereto in Section 12.1(k), except that references in that Section to “20%” shall be replaced by “50%.”

ARTICLE 11

MISCELLANEOUS

Section 11.1 Survival. Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.

Section 11.2 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Wisconsin applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

Section 11.3 Assignments, Successors and No Third Party Rights. Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.4 Modification. This Agreement may be amended, modified or supplemented by the parties at any time before or after the Company Shareholder Approval is obtained; provided, however, that after the Company Shareholder Approval is obtained, there may not be, without further approval of the Company’s shareholders, any amendment of this Agreement that requires further approval under applicable Legal Requirements or decreases the amount of Merger Consideration other than as contemplated in this Agreement. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.

Section 11.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as provided in Article 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by applicable Legal Requirements: (x) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (y) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (z) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 11.6 Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include facsimile communication and electronic mail) and shall be deemed to have been duly given: (a) when delivered by hand; (b) on the next Business Day after deposit with a nationally recognized overnight delivery service (receipt requested); (c) five (5) Business Days after deposit with the U.S. Postal Service by registered or certified U.S. mail (return receipt requested) postage prepaid; (d) upon receipt when sent by facsimile transmission; or (e) upon receipt when sent by electronic mail; to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Acquiror, to:

County Bancorp, Inc.

860 North Rapids Road

P.O. Box 700

Manitowoc, Wisconsin 54221-0700

Telephone:   (920) 686-5692

Facsimile:    (920) 686-5688

Attention:    Mark A. Miller (mmiller@investorscommunitybank.com)

with copies to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 W. Madison Street, Suite 3900

Chicago, Illinois 60606

Telephone:  (312) 984-3100

Facsimile:   (312) 984-3150

Attention:    Robert M. Fleetwood (robert.fleetwood@bfkn.com)

If to the Company, to:

Fox River Valley Bancorp, Inc.

5643 Waterford Lane

Appleton, Wisconsin 54913

Telephone:  (920) 739-2660

Facsimile:   (920) 739-2698

Attention:   William C. Hodgkiss (bhodgkiss@thebizbank.biz)

with copies to:

Boardman & Clark LLP

1 S. Pinckney St., Suite 410

Madison, Wisconsin 53701

Telephone:  (214) 468-3324

Facsimile:   (214) 740-7120

Attention:    John Knight (jknight@boardmanclark.com)

or to such other Person or place as the Company shall furnish to Acquiror or Acquiror shall furnish to the Company in writing.

Section 11.7 Entire Agreement. This Agreement, the Schedules and any documents executed by the parties pursuant to this Agreement and referred to herein, together with the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 11.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

Section 11.9 Further Assurances. The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 11.10 Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

ARTICLE 12

DEFINITIONS

Section 12.1 Definitions. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:

(a) “Acquiror Articles of Incorporation” means the Amended and Restated Articles of Incorporation of County Bancorp, Inc.

(b) “Acquiror Bank” means Investors Community Bank, a Wisconsin chartered bank headquartered in Manitowoc, Wisconsin, and a wholly-owned subsidiary of Acquiror.

(c) “Acquiror Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other paid time off, compensation, severance, bonus, profit-sharing or incentive plan or arrangement; (vi) other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, and whether for the benefit of a single individual or more than one (1) individual; or (vii) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vii) of this definition, to which contributions have at any time been made by Acquiror or any of its Subsidiaries or any Acquiror ERISA Affiliate or under which any employee, former employee, director, agent or independent contractor of Acquiror or any of its Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has benefit rights, and for which Acquiror or any of its Subsidiaries has or may have liability, including by reason of having an Acquiror ERISA Affiliate.

(d) “Acquiror Board” means the board of directors of Acquiror.

(e) “Acquiror Bylaws” means the Amended and Restated Bylaws of County Bancorp, Inc.

(f) “Acquiror Capital Stock” means the Acquiror Common Stock and the Acquiror Preferred Stock, collectively.

(g) “Acquiror ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with Acquiror or any of its Subsidiaries for purposes of Section 414 of the Code.

(h) “Acquiror Market Value” means, as of any specified date, the volume weighted average closing price of a share of Acquiror Common Stock as reported on the NASDAQ Global Market for the ten (10) consecutive trading days immediately preceding such specified date.

(i) “Acquiror Material Contract” means any Contract or understanding (whether written or oral) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K.

(j) “Acquiror SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Acquiror with the SEC under the Securities Act, the Exchange Act, or the regulations thereunder, since November 11, 2014.

(k) “Acquisition Transaction” means, with respect to the Company, any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either the Company or the Bank; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either the Company or the Bank; (iii) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) that, upon the consummation of such purchase or acquisition, would cause such person or group to become the beneficial owner of securities representing 20% or more of the voting power of the Company or the Bank; or (iv) a tender or exchange offer to acquire securities representing 20% or more of the voting power of the Company.

(l) “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.

(m) “Audit Expenses” means the difference between: (i) the fees charged by the Company’s auditor to audit the Company’s year-end financial statements for purposes of filing such financial statements with the SEC; and (ii) the fees paid by the Company for its year-end director’s examination report for the previous fiscal year.

(n) “Bank” means The Business Bank, a Wisconsin chartered bank headquartered in Appleton, Wisconsin, and a wholly-owned subsidiary of the Company.

(o) “Bank Merger” means the merger of the Bank with and into, and under the charter of, Acquiror Bank.

(p) “Business Day” means any day except Saturday, Sunday and any day on which banks in Wisconsin, are authorized or required by law or other government action to close.

(q) “Code” means the Internal Revenue Code of 1986, as amended.

(r) “Company Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other paid time off, compensation, severance, bonus, profit-sharing or incentive plan or arrangement; (vi) other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, and whether for the benefit of a single individual or more than one (1) individual; or (vii) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vii) of this definition, to which (A) contributions have at any time been made by the Company or any of its Subsidiaries or any Company ERISA Affiliate or under which any employee, former employee, director, agent or independent contractor of the Company or any of its Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has payment or other benefit rights, and (B) for which the Company or any of its Subsidiaries has or may have liability, including by reason of having a Company ERISA Affiliate.

(s) “Company Board” means the board of directors of the Company.

(t) “Company Bylaws” means the Bylaws of Fox River Valley Bancorp, Inc., as amended.

(u) “Company Articles of Incorporation” means the Articles of Incorporation of Fox River Valley Bancorp, Inc., as amended.

(v) “Company Common Stock” means the common stock, $1.00 par value per share, of the Company.

(w) “Company ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 414 of the Code.

(x) “Company Shareholder Approval” means the adoption of this Agreement by the shareholders of the Company, in accordance with the WBCL, the Company Articles of Incorporation and the Company Bylaws.

(y) “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the Bank Merger, and (iii) the performance by Acquiror, Merger Sub and the Company of their respective covenants and obligations under this Agreement.

(z) “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(aa) “Control”, “Controlling” or “Controlled” when used with respect to any specified Person, means the power to vote 25 percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.

(bb) “CRA” means the Community Reinvestment Act, as amended.

(cc) “Determination Date” means the fifteenth (15th) Business Day prior to the scheduled Closing Date, as extended from time to time.

(dd) “DOL” means the U.S. Department of Labor.

(ee) “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.

(ff) “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of the Company or any of its Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.

(gg) Equity-Based Awards” means any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company Common Stock or any other equity-based awards

(hh) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ii) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(jj) “FDIC” means the Federal Deposit Insurance Corporation.

(kk) “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(ll) “Final Index Price” means the sum of the Final Prices of each company comprising the Index.

(mm) “Final Price” with respect to any company included in the Index, means the volume weighted average closing price of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the ten (10) consecutive trading days immediately preceding the Determination Date.

(nn) “First Trigger Fill” shall mean the Aggregate Share Amount multiplied by the difference between (i) $14.90 and (ii) the Acquiror Market Value on the Determination Date.

(oo) “GAAP” means generally accepted accounting principles in the U.S., consistently applied.

(pp) “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.

(qq) “Immediate Family Member” means a Person’s spouse, parents, stepparents, children, stepchildren, mothers and fathers-in-law, sons and daughters-in-law, siblings, brothers and sisters-in-law, and any other Person (other than a tenant or employee) sharing such Person’s household.

(rr) “Index” means the SNL U.S. Bank Index.

(ss) “Initial Index Price” means the sum of the Initial Prices of each company comprising the Index.

(tt) “Initial Price” with respect to any company belonging to the Index, means the volume weighted average closing price of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the ten (10) consecutive trading days immediately preceding the date of this Agreement.

(uu) “Intangible Assets” means any asset that is considered an intangible asset under GAAP, including, without limitation, any goodwill and any other identifiable intangible assets recorded in accordance with GAAP, but excluding any mortgage servicing assets recorded as an intangible asset.

(vv) “IRS” means the U.S. Internal Revenue Service.

(ww) “Knowledge” means, assuming due inquiry under the facts or circumstances, the actual knowledge of the chief executive officer, president, chief financial officer or chief credit officer of Acquiror or the Company, as the context requires.

(xx) “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(yy) “Material Adverse Effect” as used with respect to a party, means an event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence: (i) is materially adverse to the business, properties, financial condition or results of operations of such party and its Subsidiaries, taken as a whole; or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other Contemplated Transactions on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from: (A) changes in Legal Requirements generally affecting banks, bank holding companies or financial holding companies, and the interpretation of such Legal Requirements by courts or governmental authorities; (B) changes in GAAP or regulatory accounting requirements, provided, however, that the effects of the conversion of the financial statements of the Company from regulatory accounting practices in the United States to GAAP shall be included in determining whether a Material Adverse Effect has occurred; (C) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the U.S. or foreign securities markets; and (D) the effects of the actions expressly permitted or required by this Agreement or that are taken at the direction of or with the prior written consent of the other party in contemplation of the Contemplated Transactions.

(zz) “NASDAQ Rules” means the listing rules of the NASDAQ Global Market.

(aaa) “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(bbb) “Ordinary Course of Business” shall include any action taken by a Person only if such action is consistent with the past practices of such Person.

(ccc) “OREO” means real estate owned by a Person and designated as “other real estate owned.”

(ddd) “Outstanding Company Shares” means the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

(eee) “PBGC” means the U.S. Pension Benefit Guaranty Corporation.

(fff) “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

(ggg) “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(hhh) “Proxy Statement” shall mean a proxy statement prepared by the Company for use in connection with the Company Shareholders’ Meeting.

(iii) “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over the Company, Acquiror, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.

(jjj) “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(kkk) “Requisite Regulatory Approvals” means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions.

(lll) “SEC” means the Securities and Exchange Commission.

(mmm) “Second Trigger Fill” shall mean the Aggregate Share Amount multiplied by the difference between (i) the Second Trigger Price and (ii) the Acquiror Market Value on the Determination Date.

(nnn) “Second Trigger Price” shall mean $18.62 multiplied by the number obtained by subtracting 0.1999 from the number obtained by dividing (i) the Final Index Price by (ii) the Initial Index Price.

(ooo) “Securities Act” means the Securities Act of 1933, as amended.

(ppp) “Subsidiary,” with respect to any Person has the meaning assigned to the term “Significant Subsidiary” in Rule 1-02 or Regulation S-X promulgated under the Exchange Act.

(qqq) “Superior Proposal” means an Unsolicited Proposal that is determined in good faith by the Company Board (or an applicable committee), after consultation with the Company’s financial advisor, to be on terms that are more favorable from a financial point of view to the shareholders of the Company than the Merger and has a reasonable prospect of being consummated in accordance with its terms.

(rrr) “Tax” means any tax (including any income tax, franchise tax, capital gains tax, value-added tax, sales tax, property tax, escheat tax, use tax, payroll tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(sss) “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

(ttt) “Transition Date” means, with respect to any Covered Employee, the date Acquiror or the Surviving Entity commences providing benefits to such employee with respect to each New Plan and that immediately follows the termination of the corresponding Old Plan; provided that in the case of any Company Benefit Plan that Acquiror requires to be terminated on or before the Effective Time under Section 5.10, the Transition Date shall be not later than the Effective Time.

(uuu) “Trust” means Fox River Valley Bancorp Capital Trust I.

(vvv) “Unsolicited Proposal” means an Acquisition Transaction that was not, after the date of this Agreement, solicited, initiated or knowingly encouraged or facilitated by the Company, any of its Subsidiaries or any of their respective Representatives or Affiliates.

(www) “U.S.” means the United States of America.

(xxx) “WBCL” means the Wisconsin Business Corporation Law, as amended.

Section 12.2 Principles of Construction.

(a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(b) The schedules of each of the Company and Acquiror referred to in this Agreement (the “Company Disclosure Schedules” and the “Acquiror Disclosure Schedules”,

respectively, and collectively the “Schedules”) shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Schedules were delivered by each of the Company and Acquiror to the other before the date of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control. For purposes of this Agreement, “Previously Disclosed” means information set forth by the Company or Acquiror in the applicable paragraph of its Schedules, or any other paragraph of its Schedules (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Schedule is also applicable to the section of this Agreement in question).

(c) All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(d) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

ACQUIROR:		COMPANY:

COUNTY BANCORP, INC.		FOX RIVER VALLEY BANCORP, INC.

By:	/s/ Timothy J. Schneider	By:	/s/ William C. Hodgkiss
Name:	Timothy J. Schneider	Name:	William C. Hodgkiss
Title:	President	Title:	President and Chief Executive Officer

MERGER SUB:

COUNTY ACQUISITION LLC

By:	County Bancorp, Inc., its sole member and manager

By:	/s/ Timothy J. Schneider
Name:	Timothy J. Schneider
Title:	President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of November 19, 2015, by and among County Bancorp, Inc., a Wisconsin corporation (“Acquiror”), Fox River Valley Bancorp, Inc., a Wisconsin corporation (the “Company”), and those directors of the Company whose names appear on the signature page of this Agreement and who own or control the voting of any shares of common stock of the Company (such shareholders collectively referred to in this Agreement as the “Principal Shareholders,” and individually as a “Principal Shareholder”).

RECITALS

A. As of the date hereof, each Principal Shareholder is the owner or controls the vote of the number of shares of the Company’s common stock, $1.00 par value per share (“Company Stock”), as is set forth opposite such Principal Shareholder’s name on the signature page attached hereto and such total number of shares represents approximately the percentage of the issued and outstanding shares of the Company’s voting stock that is also set forth thereon opposite such Principal Shareholder’s name.

B. Acquiror is contemplating the acquisition of the Company by means of a merger (the “Merger”) of a wholly-owned subsidiary of Acquiror with and into the Company, all pursuant to an Agreement and Plan of Merger dated as of November 19, 2015 (the “Merger Agreement”), among Acquiror, County Acquisition LLC (“Merger Sub”) and the Company.

C. Acquiror and the Company are unwilling to expend the substantial time, effort and expense necessary to implement the Merger, including applying for and obtaining necessary approvals of regulatory authorities, unless all of the Principal Shareholders enter into this Agreement.

D. Each Principal Shareholder believes it is in his or her best interest as well as the best interest of the Company for Acquiror and the Company to consummate the Merger.

AGREEMENTS

In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, and as an inducement to Acquiror, Merger Sub and the Company to enter into the Merger Agreement and to incur the expenses associated with the Merger, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions; Construction. All terms that are capitalized and used herein (and are not otherwise specifically defined herein) shall be used in this Agreement as defined in the Merger Agreement. The parties hereby incorporate by this reference the principles of construction set forth in Section 12.2 of the Merger Agreement.

Section 2. Representations and Warranties. Each Principal Shareholder represents and warrants that as of the date hereof, he or she:

(a) owns beneficially and of record the number of shares of Company Stock as is set forth opposite such Principal Shareholder’s name on the signature page attached hereto, all of which shares are free and clear of all liens, pledges, security interests, claims, encumbrances, options, voting agreements, proxies, agreements to sell and commitments of every kind (collectively, “Encumbrances”);

(b) has the sole, or joint with any other Principal Shareholder, voting power with respect to such shares of Company Stock, and does not own or hold any rights to acquire any additional shares of the Company’s capital stock (by exercise of stock option or otherwise) or any interest therein or any voting rights with respect to any additional shares, except as set forth in Schedule 1 of this Agreement; and

(c) has all necessary power and authority to enter into this Agreement and further represents and warrants that this Agreement is the legal, valid and binding agreement of such Principal Shareholder, and is enforceable against such Principal Shareholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 3. Voting Agreement. Each Principal Shareholder hereby agrees that at any meeting of the Company’s shareholders however called, and in any action by written consent of the Company’s shareholders, such Principal Shareholder shall vote, or cause to be voted, all shares of Company Stock now or at any time hereafter owned or controlled by him or her:

(a) in favor of the Merger and the other Contemplated Transactions as described in the Merger Agreement;

(b) against any acquisition of control of any capital stock of the Company or The Business Bank, a Wisconsin chartered bank headquartered in Appleton, Wisconsin, and a wholly-owned subsidiary of the Company (the “Bank”), through purchase, merger, consolidation or otherwise, or the acquisition by any method of a substantial portion of the assets of the Company or the Bank, in any such case by any party other than Acquiror (an “Acquisition Transaction”); and

(c) against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement.

Section 4. Additional Covenants. Except as required by law, each Principal Shareholder agrees that he or she will:

(a) not, and will not permit any of his or her Affiliates prior to the Effective Time to, sell, assign, transfer or otherwise dispose of, create an Encumbrance with respect to, or permit to be sold, assigned, transferred or otherwise disposed of, any Company Stock owned of record or beneficially by such Principal Shareholder, whether such shares of Company Stock are owned of record or beneficially by such Principal Shareholder on the date of this Agreement or are subsequently acquired by any method, except: (i) for transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (ii) with the prior written consent of Acquiror (which consent shall not be unreasonably withheld), for any sales, assignments, transfers or other dispositions necessitated by hardship; or (iii) as Acquiror may otherwise agree in writing;

(b) not, and will not permit any of his or her Affiliates, directly or indirectly (including through its Representatives), to: (i) initiate, solicit or encourage any discussions, inquiries or proposals with any third party relating to an Acquisition Transaction; or (ii) provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Transaction or agree to or otherwise assist in the effectuation of any Acquisition Transaction, except as necessary for the Company’s board of directors to fulfill its fiduciary duties;

(c) not vote or execute any written consent to rescind or amend in any manner any prior vote or written consent to approve or adopt the Merger Agreement or any of the other Contemplated Transactions;

(d) at Acquiror’s request, use his or her best efforts to cause any necessary meeting of the Company’s shareholders to be duly called and held, or any necessary consent of shareholders to be obtained, for the purpose of approving or adopting the Merger Agreement and the other Contemplated Transactions;

(e) cause any of his or her Affiliates to cooperate fully with Acquiror in connection with the Merger Agreement and the Contemplated Transactions; and

(f) execute and deliver such additional instruments and documents and take such further action as may be reasonably necessary to effectuate and comply with his or her respective obligations under this Agreement.

Section 5. Termination. Notwithstanding any other provision of this Agreement, this Agreement shall automatically terminate on the earlier of: (i) the date of termination of the Merger Agreement as set forth in Article 10 thereof, as such termination provisions may be amended by Acquiror, Merger Sub and the Company from time to time; or (ii) the Effective Time.

Section 6. Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by the Company, Acquiror and all of the Principal Shareholders.

Section 7. Entire Agreement. This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and written agreements related thereto. Except for the Merger Agreement, this Agreement supersedes any agreements among any of the Company, its shareholders, Merger Sub or Acquiror concerning the acquisition, disposition or control of any Company Stock.

Section 8. Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that Acquiror by reason of this Agreement shall not be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the Company and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.

Section 9. Informed Action. Each Principal Shareholder acknowledges that he or she has had an opportunity to be advised by counsel of his or her choosing with regard to this Agreement and the transactions and consequences contemplated hereby. Each Principal Shareholder further acknowledges that he or she has received a copy of the Merger Agreement and is familiar with its terms.

Section 10. Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 11. Counterparts; Facsimile/PDF Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and accepted by facsimile or portable data file (pdf) signature and any such signature shall be of the same force and effect as an original signature.

Section 12. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Wisconsin applicable to agreements made and wholly to be performed in such state without regard to conflicts of laws.

Section 13. Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and Acquiror, and their successors and permitted assigns, and the Principal Shareholders and their respective spouses, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of any Principal Shareholder. This Agreement may be assigned only by Acquiror, and then only to an Affiliate of Acquiror.

Section 14. Directors’ Duties. The parties hereto acknowledge that each Principal Shareholder is entering into this agreement solely in his or her capacity as a shareholder of the Company and, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require any Principal Shareholder, in his or her capacity as a director of the Company, to act or fail to act in accordance with his or her fiduciary duties in such director capacity. Furthermore, no Principal Shareholder makes any agreement or understanding herein in his or her capacity as a director of the Company. For the avoidance of doubt, nothing in this Section shall in any way limit, modify or abrogate any of the obligations of the Principal Shareholders hereunder to vote the shares owned by him or her in accordance with the terms of the Agreement, except as required by such Principal Shareholder to discharge his or her duty as a director to the Company or the Bank, and not to transfer any shares except as permitted by this Agreement.

Section 15. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND

DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

COUNTY BANCORP, INC.		FOX RIVER VALLEY BANCORP, INC.

By:		By:
Name:	Timothy J. Schneider	Name:	William C. Hodgkiss
Title:	President	Title:	President and Chief Executive Officer

PRINCIPAL SHAREHOLDERS	SHARES OWNED	PERCENTAGE OWNERSHIP

Signature

Name

Signature

Name

Signature

Name

Signature

Name

Signature

Name

Signature

Name

SCHEDULE 1

EXHIBIT B

FORM OF

DIRECTOR CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION

AGREEMENT

THE CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION AGREEMENT (this “Agreement”) entered into as of November 19, 2015, by and among Fox River Valley Bancorp, Inc., a Wisconsin corporation (the “Company”); County Bancorp, Inc., a Wisconsin corporation (“Acquiror”), and                      (the “Covenantor”).

RECITALS

A. Covenantor is currently a member of the board of directors of the Company and/or The Business Bank, a Wisconsin chartered bank headquartered in Appleton, Wisconsin and a wholly-owned subsidiary of the Company (the “Bank”), and owns (of record or beneficially) the number of shares of common stock, $1.00 par value per share, of the Company set forth on the signature page hereof (“Owned Shares”).

B. Acquiror and County Acquisition LLC, a Wisconsin limited liability company (“Merger Sub”) are entering into an Agreement and Plan of Merger on the date hereof (the “Merger Agreement”) with the Company, upon the terms and subject to the conditions of which the parties intend to effect a strategic business combination pursuant to which Acquiror will acquire the Company by causing Merger Sub to merge with and into Company with the Company as the surviving entity (the “Merger”), and Acquiror will subsequently cause the Bank to merge with and into Investors Community Bank, a wholly-owned subsidiary of Acquiror (“Acquiror Bank”).

C. Covenantor agrees to enter into this Agreement containing covenants that the parties acknowledge and agree are essential to the sale or transfer of the Company’s business to Acquiror as a result of the consummation of the Merger and for other good and valuable consideration, the receipt of which is hereby acknowledged.

D. Covenantor, Company and Acquiror acknowledge and agree that the post-Merger covenants contained herein are reasonable and necessary to protect the goodwill of the Company and the Bank that is being acquired by Acquiror in the Merger.

AGREEMENTS

In consideration of the foregoing and the mutual commitments contained in this Agreement, the parties hereto agree as follows:

Section 1. Effectiveness; Effect on Prior Agreements. This Agreement shall be effective as of the date hereof. Notwithstanding the foregoing, if the Merger Agreement is terminated in accordance with the provisions thereof, this Agreement shall be null and void.

Section 2. Confidential Information.

(a) Covenantor agrees to keep secret and confidential all documents, materials and information about or relating to the Company, the Bank, any of their respective subsidiaries or any of their respective businesses, including, without limitation, information about customers or prospective customers, business contacts, transactions, contracts, intellectual property, finances, personnel, products and pricing, or corporate affairs of which Covenantor has become aware, whether or not relating to or arising out of Covenantor’s specific duties and all other documents, materials and information that should reasonably be considered confidential under any circumstance (“Confidential Information”), and Covenantor shall not disclose or make known any such Confidential Information or anything relating thereto to any person or entity except: (i) in connection with the ordinary course of the Company and/or its subsidiaries’ business prior to the Effective Time (as defined below), consistent with past practices; (ii) to officers, directors, employees, agents and advisors of Acquiror and its subsidiaries to the extent authorized to do so by the Company; and (iii) to such other persons or entities as may be authorized by Acquiror or the Company, prior to the Merger, or to the extent required by law. Confidential Information is limited to information that is not generally known to the Company’s competitors, that has not been voluntarily disclosed to the public by the Company, and that is not otherwise lawfully in the public domain.

(b) Upon Covenantor ceasing to be a member of the board of directors of the Company and/or the Bank for any reason, Covenantor shall immediately return to Acquiror and its subsidiaries any and all Confidential Information in Covenantor’s possession or under Covenantor’s control, including, without limitation, all reports, analyses, summaries, notes, or other documents or work papers, containing or based upon any Confidential Information, whether prepared by Acquiror or any of its subsidiaries or the Company or any of its subsidiaries, Covenantor or any other person or entity.

(c) Should any person or entity request in any manner that Covenantor disclose any Confidential Information, Covenantor shall immediately notify Acquiror of such request and the content of all communications and discussions relating thereto unless otherwise prohibited by law.

Section 3. Covenant Not to Compete: Non-Solicitation of Employees and Customers.

(a) Covenantor agrees that for a one (1) year period immediately following the effective time of the Merger as provided by the Merger Agreement (the “Effective Time”) with respect to the provisions of paragraph (i) below and a two (2) year period immediately following the Effective Time with respect to the provisions in paragraphs (ii) through (iv) below, Covenantor will:

(i) not, directly or indirectly (whether as principal, agent, independent contractor, employee or otherwise), own, manage, operate, join, be employed by, control or otherwise carry on, participate in the ownership, management, operation or control of, or engage in any business offering the same or substantially similar lending, deposit taking or other banking products or services as those offered or sold by the Company or the Bank, or any of their respective subsidiaries, immediately prior to the Effective Time (a “Competing Business”), in any county within the State of Wisconsin where the Company or the Bank has banking facilities or within which it conducts business immediately prior to the Effective Time of the Merger (for purposes of the foregoing, a Competing Business shall include any organizational activities with respect to a business that would be a Competing Business once such business is organized and operating); provided, however that Covenantor shall not be prohibited from owning passively less than five percent (5%) of the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national stock exchange, whether or not such corporation is a Competing Business; provided, further, that Covenantor shall not be prohibited from engaging in any business in which Covenantor otherwise engages as of the date hereof, including, for the avoidance of doubt, in any officer or employee position he or she holds as of the date hereof or owning any stock which Covenantor owns as of the date hereof;

(ii) inform any Competing Business which seeks to engage the services of Covenantor that Covenantor is bound by this Section 3 and the other terms of this Agreement;

(iii) not solicit or induce or attempt to solicit or induce, directly or indirectly, any employee of the Company or the Bank, whether or not such person would commit a breach of any employment agreement by reason of leaving service, to terminate such employee’s employment relationship with the Company or the Bank (or Acquiror or Acquiror Bank following the Merger); and

(iv) not (A) solicit by mail, by telephone, by personal meeting, or by any other means, either directly or indirectly, any customer of the Company or the Bank with whom Covenantor had contact for the purpose of conducting Company or Bank business, for whom Covenantor had supervisory responsibility or about whom Covenantor had access to Confidential Information (each, a “Restricted Customer”); or (B) interfere with or damage (or attempt to interfere with or damage) any relationship between Acquiror, Acquiror Bank or any affiliates thereof and any such Restricted Customer. For purposes of the non-solicitation restriction contained in Section 3(a)(iv)(A) and (B), “Restricted Customer” also includes any individual or entity specifically identified by the Company by written notice to Covenantor at the time of the Merger as a prospective customer of the Company, and with whom Covenantor had contact on behalf of the Company in an attempt to conduct Company business, or about whom Covenantor received Confidential Information.

(b) Covenantor understands and agrees that money damages are an inadequate remedy for any breach or attempted or threatened breach of this Section 3 by Covenantor and that Company and Acquiror and their respective subsidiaries shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. Covenantor hereby consents to the granting of an injunction (temporary or otherwise) against Covenantor or to the entering of any other court order against Covenantor prohibiting and enjoining Covenantor from violating, or directing Covenantor to comply with, any provision of this Section 3. Covenantor also agrees and understands that such remedies shall be in addition to any and all remedies, including damages, available to the Company, the Bank, Acquiror, Acquiror Bank and/or any subsidiaries or affiliates thereof against Covenantor for such breaches or threatened or attempted breaches. If Covenantor breaches any provision herein, and is not immediately or preliminarily enjoined from such breach, then, upon a court of competent jurisdiction finding such provision enforceable, the time periods relating to the restrictions above shall be tolled during the period of breach and pendency of the lawsuit until all appeal periods have expired.

Section 4. Entire Agreement; Modification. This Agreement contains the entire agreement between Covenantor, Acquiror and the Company with respect to the subject matter hereof and it is the complete, final and exclusive embodiment of the agreement with regard to this subject matter hereof. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be amended except in writing signed by all parties.

Section 5. Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be overly broad as to duration, geographical scope, activity or subject, this Agreement shall be construed by limiting and reducing such overly broad provision, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

Section 6. Notices. For the purposes of this Agreement, notices, demands, and all other communications shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, and if to the Covenantor, delivered to the last address on file with the Company, and if to the Company, to its offices at 5643 Waterford Lane, Appleton, Wisconsin 54913, and if to Acquiror, to its main offices located at 860 North Rapids Road, P.O. Box 700, Manitowoc, Wisconsin 54221-0700, or to such other address as any such party may have furnished to the others, in writing, in accordance herewith, except that notices of change of address shall be effective only upon receipt.

Section 7. Waiver. If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

Section 8. Assignment. This Agreement and any rights or obligations hereunder may be assigned by Acquiror to any subsidiary of Acquiror or any successor in interest to Acquiror’s or any of its subsidiaries’ businesses. This Agreement may not be assigned by Covenantor.

Section 9. Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

Section 10. Governing Law. This Agreement shall be governed by the laws of the State of Wisconsin without reference to the choice of law principles thereof. Any claim, lawsuit or dispute involving the interpretation or enforcement of this Agreement must be held in a court of competent jurisdiction located in Manitowoc County, Wisconsin. Each of the parties hereto irrevocably consents to the jurisdiction of any state or federal court located in Manitowoc or Outagamie County, Wisconsin, agrees that process may be served upon term in any manner authorized by the laws of such jurisdiction and waives and covenants not to assist or plead any objection which they might otherwise have to such jurisdiction and such process.

Section 11. Counterparts. This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as “.pdf” or “.tiff” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto have duly executed this Agreement as of the date first set forth above.

COUNTY BANCORP, INC.		FOX RIVER VALLEY BANCORP, INC.

By:		By:
Name:	Timothy J. Schneider	Name:	William C. Hodgkiss
Title:	President	Title:	President and Chief Executive Officer

COVENANTOR

By:
Name:
Number of Owned Shares:

EXHIBIT C

FORM OF OPINION OF COMPANY COUNSEL

We have acted as special counsel to Fox River Valley Bancorp, Inc., a Wisconsin corporation (the “Company”), in connection with the negotiation, preparation, execution and delivery of the Agreement and Plan of Merger, dated as of November 19, 2015 (the “Merger Agreement”), by and among County Bancorp, Inc., a Wisconsin corporation (“County”), County Acquisition LLC (“Merger Sub”), a Wisconsin limited liability company and wholly owned subsidiary of County, and the Company pursuant to which County is acquiring the Company through the merger of Merger Sub with and into the Company. This opinion is being furnished to you at the request of the Company and pursuant to Section 8.8 of the Merger Agreement. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Merger Agreement.

In rendering this opinion we have relied solely, with your consent, as to factual matters, on the Officer’s Certificate of the Company and the Bank attached hereto as Exhibits A and B, respectively, (together the “Certificate”), certificates of good standing and status from the Regulatory Authorities referenced in this opinion (“Good Standing Certificates”) and the representations and warranties made by the Company in the Merger Agreement. With your consent, we have assumed the accuracy of the factual information contained in all such certificates, the accuracy of such representations and warranties, and the accuracy of the records of the Company and the Bank as the same have been provided us for review, all of which records are attached to the Certificate. We have made no independent factual investigation and disclaim any duty to make such investigation. You accept this opinion letter on that basis.

For the purposes of rendering the opinions set forth herein, we have assumed with your permission and without independent verification or inquiry:

(1) The genuineness of all signatures on all documents we have reviewed.

(2) The authenticity of the documents submitted to us as originals.

(3) The conformity to authentic originals of any documents submitted to us as certified, conformed or photostatic copies.

(4) The legal capacity of natural Persons.

(5) The truthfulness, accuracy and completeness of the information, representations and warranties contained or made in the Merger Agreement or the Certificate.

(6) That each of the parties to the Merger Agreement, other than the Company, is duly organized, validly existing and in good standing (or its equivalent, if applicable) under the laws of the jurisdiction of its organization.

(7) That each of the parties to the Merger Agreement, other than the Company, has the power and authority (corporate or otherwise) to execute and deliver the Merger Agreement and to perform its obligations thereunder.

(8) That each of the parties to the Merger Agreement, other than the Company, has duly authorized, executed and delivered the Merger Agreement.

(9) That the Merger Agreement is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against such party in accordance with its terms.

Based upon such review and subject to the assumptions, exceptions and other matters set forth herein, we are of the opinion that:

(i) The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and, based solely upon the Certificate of Status of the Department of Financial Institutions of the State of Wisconsin (“DFI”) dated as of                     , is a corporation validly existing under the laws of the State of Wisconsin and has not filed articles of dissolution. Based solely upon the Certificate of Status of the DFI dated as of                     , the Bank is a Wisconsin chartered bank validly existing and currently authorized to transact the business of banking under the laws of Wisconsin and, to our knowledge, is a wholly-owned subsidiary of the Company.

(ii) The Company has the corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement, and the execution, delivery and performance thereof by the Company have been duly authorized by all necessary corporate action on the part of the Company.

(iii) The authorized capital stock of the Company consists exclusively of 5,000,000 shares of common stock, $1.00 par value per share and 1,000,000 shares of preferred stock, $1.00 par value per share. To our knowledge based solely upon the stock records and corporate minutes of the Company as provided to us by officers of the Company, there are                  shares of common stock issued and outstanding and                  shares of common stock held in treasury, and no shares of preferred stock outstanding. To our knowledge, the issued and outstanding shares of common stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. To our knowledge, there are no options, agreements, contracts, or other rights in existence to purchase or acquire from the Company any shares of capital stock of the Company, whether now or hereafter authorized or issued other than as set forth in the Certificate.

(iv) The authorized capital stock of the Bank consists of                  shares of common stock, $         par value per share. To our knowledge based solely upon the stock records and corporate minutes of the Bank as provided to us by officers of the Bank,                  of such shares of common stock are issued and outstanding. To our knowledge, the issued and outstanding shares of common stock of the Bank have been duly authorized and validly issued and are fully paid and nonassessable, except as provided in Section 220.07 of the Wisconsin Statutes, and owned by the Company. To our knowledge, there are no options, agreements, contracts or other rights in existence to purchase or acquire from the Bank any shares of capital stock of the Bank, whether now or hereafter authorized or issued, except as set forth in the Company Disclosure Schedules.

(v) The Merger Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

(vi) The execution and delivery by the Company of the Merger Agreement do not, and the performance by the Company of its obligations under the Merger Agreement will not, (i) violate or conflict with the articles of incorporation or bylaws of the Company, or (ii) to our knowledge violate any judgment, injunction, order or decree.

(vii) The execution and delivery by the Company of the Merger Agreement does not require any consent or approval of, or filing or registration with, any Regulatory Authority (as such term is defined in the Merger Agreement), except such as have been or will be obtained or made pursuant to the Merger Agreement.

The opinions expressed above are qualified in their entirety and are subject to the following comments and limitations:

(A) We express no opinion as to the effects of (i) bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) including the possible unavailability of specific performance or injunctive relief and the exercise of discretionary powers by any court before which specific performance or injunctive relief or other equitable remedies may be sought, and (iii) an implied covenant of good faith, reasonableness and fair dealing and standards of immateriality, commercial reasonableness.

(B) The enforceability of provisions in the Merger Agreement to the effect that the terms of the Merger Agreement may not be waived or modified except in writing may be limited under certain circumstances.

(C) The opinions expressed in Section (a) hereof as to the status and good standing of the Company and Bank, respectively, under Wisconsin law are (i) given solely on the basis of the Good Standing Certificates, and speak only as to the date of such certificates and not as of the date hereof and (ii) are limited to the meaning ascribed to such certificates by the issuing Governmental Authority and applicable law.

(D) The opinions expressed in Sections (c) and (d) hereof relating to the number of issued and outstanding shares and any treasury shares of the Company and the Bank relating to the fully paid and nonassessable status of such capital stock are given solely on the basis of our review of the Certificate as to factual matters.

(E) The opinions expressed in Section (g) hereof are based solely on the Certificate.

(F) We express no opinion as to the enforceability of any provision of the Merger Agreement which purports to limit the ability of a court to decide the extent to which any portion of the Merger Agreement determined to be invalid may be severed from the Merger Agreement.

(G) We express no opinion as to the enforceability of any provision of the Merger Agreement providing for the indemnification, release or exculpation of any party insofar as such provisions may require indemnification, release or exculpation for matters that violate statutory duties or public policy.

(H) We express no opinion as to the effect of, or compliance with, any U.S. federal or state securities, Blue Sky, antitrust, employee benefit, environmental, occupational health and safety, or tax laws, rules or regulations

(I) We express no opinion as to title to any assets of the Company, the Bank or any Subsidiary.

(J) We express no opinion concerning federal, state or local laws, rules, regulations or ordinances relating to: (i) any federal, state or local tax consequences arising in connection with the transactions contemplated by the transaction documents; (ii) patent, copyright, service mark, trade name or trademark rights; and (iii) the accuracy, adequacy or legal sufficiency of any real property or personal property descriptions contained in the Merger Agreement.

Whenever our opinions are stated to be “to our knowledge” or words of similar import, it means the current, actual knowledge of the attorneys within our firm who have been involved in representing the Company in connection with the negotiation, execution and delivery of the Merger Agreement. As to questions of fact relevant to the opinions expressed herein, we have relied, without independent verification, upon the Certificate, the Good Standing Certificates and the representations and warranties made by the Company in the Merger Agreement. We have no reason to believe that any of the documents on which we have relied contain matters which, or the assumptions contained herein, are untrue, contrary to known facts, or unreasonable.

The opinions set forth herein are expressed as of the date of this opinion letter. We do not undertake by delivery of this opinion or otherwise to advise you of any change in any matter set forth herein, whether based on a change in law or a change in any fact relating to the Company, the Bank, County, Merger Sub, or any other Person. This opinion is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

The opinions expressed herein are solely for your benefit in connection with the transactions contemplated by the Merger Agreement, and such opinion may not be made available to or relied upon in any manner by any other person or entity, or by you for any other purpose, without our prior written consent.

C-4